Prospectus Supplement No. 6
Filed Pursuant to Rule 424(b)(3)
File No. 333-138803

Prospectus Supplement No. 6

(to Final Prospectus dated December 1, 2006)

This Prospectus Supplement No. 6 supplements and amends the final prospectus dated December 1, 2006, as supplemented and amended by Supplement No. 1 thereto dated December 8, 2006, Supplement No. 2 thereto dated December 12, 2006, Supplement No. 3 thereto dated December 15, 2006, Supplement No. 4 thereto dated January 3, 2007, and Supplement No. 5 thereto dated January 18, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 892,857 shares of our common stock by certain selling shareholders.

On March 15, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 10-QSB relating to the quarterly period ended January 31, 2007.  On March 15, 2007, we also filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our receipt of notice from our Vice President, Sales of his intent to resign from our company for personal reasons.

This Prospectus Supplement No. 6 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On March 14, 2007, the closing price of a share on the OTC Bulletin Board was $2.10.

Investing in our common stock involves a high degree of risk, including the risk that we have no assurance of future profitability and the fact that the report of our independent registered public accounting firm expresses doubt about our ability to continue as a going concern.  See “Risk Factors” beginning on page 6 of the Final Prospectus dated
December 1, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 6 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is March 16, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-QSB

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JANUARY 31, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-33295

MedicalCV, Inc.

(Exact Name of Small Business Issuer as Specified in Its Charter)

Minnesota	41-1717208
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(651) 452-3000

(Address of Principal Executive Offices and Issuer’s
Telephone Number, including Area Code)

Check whether the issuer:  (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒  No  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes  ☐  No  ☒

As of March 6, 2007, the issuer had outstanding 9,837,224 shares of common stock, $0.01 par value.

Transitional Small Business Disclosure Format (check one)  ☐  Yes  ☒  No

PART I

FINANCIAL INFORMATION

ITEM 1  CONDENSED FINANCIAL STATEMENTS

MEDICALCV, INC.

CONDENSED BALANCE SHEETS

	January 31,	April 30,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,685,114	$10,351,570
Accounts receivable	3,525	—
Prepaid expenses and other current assets	186,541	242,975
Current assets of discontinued operations	89,782	89,782
TOTAL CURRENT ASSETS	3,964,962	10,684,327

PROPERTY, PLANT AND EQUIPMENT, net	803,528	740,010
DEFERRED FINANCING COSTS, net	45,479	50,942
OTHER NON-CURRENT ASSETS	86,530	23,400
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	19,986	87,323
TOTAL ASSETS	$4,920,485	$11,586,002

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$369,486	$605,313
Current portion of related party lease obligation	331,576	322,586
Accrued expenses	394,972	377,507
TOTAL CURRENT LIABILITIES	1,096,034	1,305,406
RELATED PARTY LEASE OBLIGATION, less current portion	2,292,414	2,542,233
TOTAL LIABILITIES	3,388,448	3,847,639

COMMITMENTS AND CONTINGENCIES

5% SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK; $.01 par value; stated value $10,000 per share; 1,900 shares authorized; no shares issued and outstanding	—	—

SHAREHOLDERS’ EQUITY
Preferred stock; $.01 par value; 998,100 shares authorized; no shares issued and outstanding	—	—
Common stock; $.01 par value; 24,000,000 shares authorized; 9,837,224 and 9,122,946 shares issued and outstanding	98,372	91,229
Additional paid-in capital	58,644,577	55,088,734
Deferred stock-based compensation	—	(98,512)
Accumulated deficit	(57,210,912)	(47,343,088)
TOTAL SHAREHOLDERS’ EQUITY	1,532,037	7,738,363
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY	$4,920,485	$11,586,002

See notes to condensed financial statements.

MEDICALCV, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended January 31,		Nine months ended January 31,
	2007	2006	2007	2006
SALES	$11,200	$—	$11,200	$—
COST OF GOODS SOLD	1,596	—	1,596	—
GROSS PROFIT	9,604	—	9,604	—

OPERATING EXPENSES
Sales and marketing	361,824	295,742	1,158,698	429,576
General and administrative	899,799	840,155	3,657,007	2,324,735
Research and development	1,456,710	707,630	5,199,361	1,900,305
TOTAL OPERATING EXPENSES	2,718,333	1,843,527	10,015,066	4,654,616
LOSS FROM OPERATIONS	(2,708,729)	(1,843,527)	(10,005,462)	(4,654,616)

OTHER INCOME (EXPENSE)
Interest income	65,737	97,362	247,108	243,392
Interest expense	(27,234)	(28,776)	(94,241)	(128,855)
Other income (expense)	883	(1,404)	20,608	(5,008)
Decrease in fair value of putable warrants	—	9,273,355	—	16,549,457
TOTAL OTHER INCOME (EXPENSE)	39,386	9,340,537	173,475	16,658,986

(LOSS) INCOME FROM CONTINUING OPERATIONS	(2,669,343)	7,497,010	(9,831,987)	12,004,370
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(22,445)	92,755	(35,837)	(56,895)
NET (LOSS) INCOME	$(2,691,788)	$7,589,765	$(9,867,824)	$11,947,475

NET LOSS TO COMMON SHAREHOLDERS
Net (loss) income	$(2,691,788)	$7,589,765	$(9,867,824)	$11,947,475
Inducement to acquire redeemable convertible preferred stock		(13,579,979)		(13,579,979)
Redeemable convertible preferred stock cash dividends	—	(146,851)	—	(588,542)
NET LOSS TO COMMON SHAREHOLDERS	$(2,691,788)	$(6,137,065)	$(9,867,824)	$(2,221,046)

NET LOSS PER COMMON SHARE – CONTINUING OPERATIONS, AFTER PREFERRED DIVIDENDS
Basic	$(0.27)	$(1.54)	$(1.05)	$(1.03)
Diluted	(0.27)	(2.64)	(1.05)	(4.05)

NET (LOSS) EARNINGS PER COMMON SHARE – DISCONTINUED OPERATIONS
Basic	$(0.00)	$0.02	$(0.00)	$(0.03)
Diluted	(0.00)	0.02	(0.00)	(0.01)

NET LOSS PER COMMON SHARE
Basic	$(0.27)	$(1.52)	$(1.05)	$(1.06)
Diluted	(0.27)	(2.62)	(1.05)	(4.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,837,224	4,044,549	9,410,206	2,096,057
Diluted	9,837,224	5,878,972	9,410,206	4,620,092

See notes to condensed financial statements.

MEDICALCV, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended January 31,
	2007	2006
OPERATING ACTIVITIES
Net (loss) income	$(9,867,824)	$11,947,475
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Decrease in fair value of putable warrants	—	(16,549,457)
Depreciation and amortization	140,367	171,395
Gain from the sales of property, plant and equipment	(45,973)	(137,647)
Stock-based compensation	1,456,427	22,889
Warrant expense related to technology purchase agreement	15,300	—
Provision for doubtful accounts	—	23,935
Changes in operating assets and liabilities:
Accounts receivable	(3,525)	557,291
Inventories	—	228,665
Prepaid expenses and other assets	60,641	68,190
Accounts payable	(235,827)	(70,704)
Accrued expenses	17,465	30,544
NET CASH USED BY OPERATING ACTIVITIES	(8,462,949)	(3,707,424)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(203,117)	(322,498)
Proceeds from the sales of property, plant and equipment	50,668	341,757
NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES	(152,449)	19,259
FINANCING ACTIVITIES
Principal payments under related party lease obligation	(240,829)	(194,793)
Payments of fractional share interests	(229)	—
Proceeds from issuance of common stock and warrants, net of offering costs	2,190,000	—
Proceeds from exercise of warrants, net of costs	—	6,435,140
Proceeds from exercise of stock options	—	660
Preferred stock cash dividends	—	(588,542)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,948,942	5,652,465
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,666,456)	1,964,300

CASH AND CASH EQUIVALENTS
Beginning of year	10,351,570	10,637,796
End of period	$3,685,114	$12,602,096
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$94,241	$128,855

NON-CASH INVESTING AND FINANCING ACTIVITIES
Inducement to acquire redeemable convertible preferred stock	—	$13,579,979
Reduction of fair value of putable warrants upon exercise of warrants and removal of put option	—	$11,443,152

See notes to condensed financial statements.

MEDICALCV, INC.

Notes to Condensed Financial Statements

1.             Basis of Financial Statement Presentation

The accompanying unaudited condensed financial statements included herein have been prepared by MedicalCV, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations.  These interim financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006.

The balance sheet as of January 31, 2007, the statements of operations for the three and nine months ended January 31, 2007 and 2006, and the statements of cash flows for the nine months ended January 31, 2007 and 2006 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial results for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending April 30, 2007.

2.             Going Concern

The Company’s financial statements as of and for the nine months ended January 31, 2007 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.  The Company has sustained losses and negative cash flows from operations in recent years and expects these conditions to continue in the foreseeable future.  At January 31, 2007, the Company had an accumulated deficit of $57,210,912.  The level of cash required for operations during the remaining quarter of fiscal year 2007 is difficult to predict, and management anticipates that development and the introduction of its new product will require additional capital.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management intends to seek additional debt or equity financing as it continues to develop and launch its new product.  However, the Company may not be able to obtain such financing on acceptable terms or at all.  If the Company is unable to obtain such additional financing, it will be required to significantly revise its business plan and drastically reduce operating expenditures such that it may not be able to develop or enhance its product, gain market share, or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial position and results of operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.             Net Loss per Common Share

Basic net loss per common share was computed by dividing the net loss to common shareholders by the weighted average number of common shares outstanding.  Diluted net loss per common share reflects the potential dilution that could occur if holders of warrants and options that are not anti-dilutive convert their holdings into common stock.  Diluted net loss per common share does not differ from basic net loss per common share in the three and nine months ended January 31, 2007 due to the loss from continuing operations which would cause the potentially dilutive shares to be anti-dilutive.  Certain warrants outstanding during the three and nine months ended January 31, 2006 were potentially dilutive and considered to be common stock equivalents.  The net loss to common shareholders for the three and nine months ended January 31, 2006 was adjusted for the decrease in fair value of putable warrants and the weighted average number of shares used for the basic net loss per share computation was increased by the shares issuable under the warrants as follows:

	For the Periods Ended January 31,
	Three Months		Nine Months
	2007	2006	2007	2006
Numerator:
Net loss to common shareholders for basic net loss per common share	$(2,691,788)	$(6,137,065)	$(9,867,824)	$(2,221,046)
Effect of dilutive securities – decrease in fair value of putable warrants	—	(9,273,355)	—	(16,549,457)
Net loss to common shareholders for diluted loss per common share	$(2,691,788)	$(15,410,420)	$(9,867,824)	$(18,770,503)

	For the Periods Ended January 31,
	Three Months		Nine Months
	2007	2006	2007	2006
Denominator:
Weighted average shares outstanding for basic net loss per common share	9,837,224	4,044,549	9,410,206	2,096,057
Effect of dilutive securities – shares issuable under warrant agreements	—	1,834,423	—	2,524,035
Weighted average shares outstanding for diluted net loss per common share	9,837,224	5,878,972	9,410,206	4,620,092

Options and warrants outstanding to purchase 2,218,010 and 1,889,671 shares of common stock were excluded from the computation for the three months ended January 31, 2007 and 2006, respectively, because they were anti-dilutive.  Options and warrants outstanding to purchase 2,166,073 and 1,822,114 shares of common stock were excluded from the computation for the nine months ended January 31, 2007 and 2006, respectively, because they were anti-dilutive.

4.             Stock-Based Compensation

On May 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R (revised 2004), Share-Based Payment, and elected the modified prospective application transition method.  SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related guidance.  As required by SFAS No. 123R, the Company recognizes compensation expense during the service period of stock-based awards that are granted, modified, repurchased, or cancelled after May 1, 2006 using the grant-date fair value of the award.  In addition, compensation expense is recognized for the remaining service period of awards granted prior to, but not yet vested as of May 1, 2006, based on the grant-date fair value of the award.  In accordance with the modified prospective application transition method of SFAS No. 123R, prior period results were not restated.  Incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification.  The Company has also implemented the SEC interpretations in Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payments, in connection with the adoption of SFAS No. 123R.

Stock-Based Compensation Expense

Stock-based compensation expense is classified in the same expense lines as cash compensation in accordance with SAB No. 107.  Stock-based compensation expense included in the statement of operations as a result of adopting SFAS No. 123R is as follows:

	Three months ended January 31, 2007	Nine months ended January 31, 2007
Sales and marketing	$23,260	$68,632
General and administrative	242,426	1,019,494
Research and development (1)	126,531	368,301
Total stock-based compensation	$392,217	$1,456,427

Impact of adopting SFAS No. 123R on reported basic and diluted net loss per share	$(0.04)	$(0.15)

(1) Includes $17,231 and $48,712 of stock-based compensation expense related to stock options granted under the Company’s Amended and Restated 2001 Equity Incentive Plan to non-employees serving on the Company’s scientific advisory board in the three and nine months ended January 31, 2007, respectively.

The Company recognizes compensation expense for stock-based awards on a straight-line basis over the requisite service period of the award.  The amount of stock-based compensation recognized is based on the value of the portions of the awards that are ultimately expected to vest.  SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Compensation expense for the vested portion of stock-based awards is not reversed if an award expires unexercised or if an award is forfeited due to employee termination.  No compensation cost is recognized for unvested awards that employees forfeit because the requisite service is not rendered.  Previously recognized compensation cost is not reversed if an employee stock option for which the requisite service has been rendered expires unexercised.  The Company uses historical forfeitures and employee turnover to estimate the number of options that will actually vest.  The Company reevaluates this estimate periodically and adjusts the forfeiture rate on a prospective basis as necessary.

As of January 31, 2007, there was $3,385,417 of total unrecognized stock-based compensation cost and the Company expects that cost to be recognized over a weighted-average recognition period of 2.4 years.

Prior to the adoption of SFAS No. 123R, the Company accounted for stock options granted to employees using the intrinsic value method under the guidance of APB No. 25, and provided pro forma disclosure as required by SFAS No. 123.  Under the intrinsic value method of accounting, no compensation expense is recognized in the statement of operations when the exercise price of the employee stock option award equals or is greater than the market price of the underlying common stock at the date of grant, and the measurement date of the option grant is certain.  The measurement date is certain when the date of grant is fixed and determinable.  Compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of the stock at the date of grant over the amount that the employee is required to pay for the stock.

Stock-based compensation cost of $22,889 was recognized in the statement of operations for the three and nine months ended January 31, 2006 related to non-employee consultants serving on the scientific advisory board.  Stock options granted had an exercise price equal to the market value of the underlying common stock of the Company at the date of grant.

In accordance with the modified prospective application transition method of SFAS No. 123R, financial results for prior periods have not been restated.  For purposes of the pro forma disclosures required by SFAS No. 123, the Company amortized the grant-date fair value of employee stock options over the vesting period and accounted for forfeitures as they occurred.  The following table illustrates the effect on net loss and net loss per share as if the Company had recorded compensation expense for employee stock options under the fair value based method for the three and nine months ended January 31, 2006:

	Three months ended January 31, 2006	Nine months ended January 31, 2006
Net loss to common shareholders – as reported	$(6,137,065)	$(2,221,046)
Add: Stock-based compensation included in net loss	22,889	22,889
Less: Stock-based compensation determined under the fair value based method for all awards	(556,098)	(1,359,375)
Net loss to common shareholders – pro forma	$(6,670,274)	$(3,557,532)

Basic net loss per common share
As reported	$(1.52)	$(1.06)
Pro forma	(1.65)	(1.70)

Diluted net loss per common share
As reported	$(2.62)	$(4.06)
Pro forma	(2.71)	(4.35)

Stock Option Activity

At January 31, 2007, 354,807 shares remain available for grant under the Company’s five authorized stock option plans.  Of the 913,283 options outstanding at January 31, 2007, 513,715 have been issued outside of the Company’s authorized plans.  Generally, the exercise price of an option is set at the closing market price of the Company’s common stock on the grant date.  Options typically vest over four years and have a maximum contractual term of ten years.  Certain option awards provide for accelerated vesting if there is a change in control.

The following table summarizes information about stock options for the nine months ended January 31, 2007:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (1)
Outstanding, April 30, 2006	903,253	$9.70
Granted	146,229	7.66
Forfeited/Expired	(99,947)	10.23
Outstanding, July 31, 2006	949,535	9.33
Granted	26,000	4.05
Forfeited/Expired	(48,098)	10.22
Outstanding, October 31, 2006	927,437	9.13
Granted	17,500	3.00
Forfeited/Expired	(31,654)	15.98
Outstanding, January 31, 2007	913,283	8.78	6.6	$—
Vested and expected to vest, January 31, 2007	775,695	8.83	6.5	$—
Exercisable, January 31, 2007	356,979	9.43	6.1	$—

(1) This disclosure excludes those options that have no intrinsic value (i.e. those options that are out-of-the-money using the closing market price of the Company’s common stock on January 31, 2007 of $2.55 per share).

On May 10, 2006, the Company awarded non-qualified stock options for the purchase of 5,000 shares of common stock to each of the Company’s six non-employee directors.  These options vested immediately, are exercisable at $10.50 per share, and expire on May 10, 2016.  In addition, the Company awarded a non-qualified stock option for the purchase of 25,000 shares of common stock to the Vice President, Marketing.  This option vests over 4 years, is exercisable at $10.50 per share, and expires on May 10, 2016.

On June 21, 2006, the Company awarded a non-qualified stock option for the purchase of 91,229 shares of common stock to the Vice President, Finance and Chief Financial Officer.  This option vests over 4 years, is exercisable at $5.95 per share, and expires on June 21, 2016.

On October 19, 2006, the Company awarded non-qualified stock options for the purchase of 5,000 shares of common stock to each of the Company’s five non-employee directors. The options vest in 1 year, are exercisable at $4.05 per share, and expire on October 19, 2016.

On January 15, 2007, the Company awarded non-qualified stock options for the purchase of 5,000 shares of common stock under the Company’s Amended and Restated 2001 Equity Incentive Plan to each of the Company’s two directors elected on January 15, 2007.  In addition, the Company awarded non-qualified stock options for the purchase of 3,750 shares of common stock under the Company’s 2005 Director Stock Option Plan to each of the Company’s two directors elected on January 15, 2007.  These options vest in 1 year, are exercisable at $3.00 per share, and expire on January 15, 2017.

Net cash proceeds from the exercise of stock options for 375 shares of common stock were $1,125 in the nine months ended January 31, 2006.  The aggregate intrinsic value of the options exercised (the amount by which the market price of the stock on date of exercise exceeded the market price of the stock on the date of grant) was $2,063 during the nine months ended January 31, 2006.  Due to the Company’s tax position, no tax benefit was recognized as a result of option exercises.  There were no stock options exercised during the three and nine months ended January 31, 2007 and three months ended January 31, 2006.  The Company issues new shares for stock options exercised.

Stock Option Valuation

The Company uses the Black-Scholes-Merton formula to estimate the grant date fair value of its stock options using the following assumptions:

	Three months ended January 31,		Nine months ended January 31,
	2007	2006	2007	2006
Options granted	17,500	24,250	189,729	107,846
Weighted average exercise price	$3.00	$8.40	$6.74	$7.62
Weighted average grant-date fair value	$2.42	$8.15	$5.49	$7.40
Expected dividend rate (1)	0%	0%	0%	0%
Risk free interest rate (2)	4.8%	4.2%	4.8 to 5.1%	4.2%
Expected term (3)	5.5 years	4.0 to 10.0 years	5.0 to 6.3 years	4.0 to 10.0 years
Expected volatility (4)	104.2%	136.0%	104.2 to 111.2%	136.0%
Weighted-average volatility	104.2%	136.0%	110.0%	136.0%

(1)  Expected dividend rate — The Company has not historically paid a cash dividend to common shareholders and does not expect to pay dividends in the future.  Therefore, the Company has assumed an expected dividend rate of zero.

(2)  Risk free interest rate — For stock option grants in fiscal year 2007, the Company used yield rates on U.S. Treasury securities for a period approximating the expected term of the award.  For stock option grants in fiscal year 2006, the rate was based on the U.S. Treasury interest rate for the term consistent with the maturity of the option.

(3)  Expected term – Due to the limited number of stock options exercised historically, the Company has elected to use the “simplified” method for estimating the expected terms of options granted in fiscal year 2007 as allowed under SAB 107.  Under this approach, the expected term was calculated by taking the average of the vesting term and the original contract term.  In fiscal year 2006, the Company used the contractual life of the option as the expected term.

(4)  Expected volatility – For stock option grants in fiscal year 2007, the Company used at least three years of historical monthly price observations to estimate volatility.  For stock option grants in fiscal year 2006, the Company used weekly price observations beginning in August 2003, the date of acquisition of certain technology used in continuing operations.

5.             Shareholders’ Equity

Reverse Stock Split

On May 31, 2006, the Company effected a reverse stock split pursuant to which every ten shares of common stock and every ten shares of preferred stock were combined into one share of common stock and one share of preferred stock, respectively, without any change in the par value of the shares.  The authorized capital stock was reduced in a like manner.  No fractional shares were issued as a result of the reverse split, and $229 has been paid for fractional share interests.  The reverse split was approved by the Company’s board of directors without shareholder approval in accordance with the requirements of Minnesota law.  Historical share data presented herein gives retroactive effect to this reverse stock split.

Registration Statement for Public Offering of Common Stock

On August 8, 2006, the Company requested withdrawal of its registration statement on Form SB-2 originally filed with the SEC on May 19, 2006 related to a proposed public offering of common stock.  Due to unsettled conditions in the equity markets, the Company decided not to pursue a public offering at that time.

Private Placement of Common Stock and Warrants

On October 13, 2006, pursuant to the terms of a securities purchase agreement, the Company issued 714,286 shares of common stock and warrants for the purchase of an aggregate of 178,571 shares of common stock to accredited investors.  Gross proceeds of $2,500,000 from the private placement were reduced by offering costs of $310,000 resulting in $2,190,000 of net proceeds.  The warrants are exercisable for five years at an exercise price of $4.365 per share, subject to basic, and for 9 months, full-ratchet anti-dilution adjustments.

In connection with the securities purchase agreement, the Company granted the investors a 12-month right of participation in subsequent financings.  The Company agreed not to create or authorize any senior securities or undertake a reverse or forward stock split or reclassification, without the consent of the purchasers of a majority of the shares, for 18 months.  The Company also agreed not to enter into any variable rate transactions for 18 months.

In addition, the Company entered into a registration rights agreement which required the Company to file a registration statement to register for resale the shares of common stock issued in this transaction and the shares of common stock issuable upon exercise of the warrants.  The Company filed such registration statement on November 17, 2006 and it was declared effective on November 30, 2006.

If the registration statement ceases to be effective for more than an aggregate of 75 calendar days in any 12-month period, the Company has agreed to pay each holder an amount as liquidated damages equal to 1.5% of the aggregate investment amount then held by the holder of the shares purchased pursuant to the securities purchase agreement and on each monthly anniversary of the failure to effect such registration, provided however that such liquidated damages will not exceed 10% of the aggregate purchase price paid by all holders.  The Company is required to use its commercially reasonable efforts to keep the registration statement effective until all registered securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k).  Given the Company’s recent history of maintaining the effectiveness of its registration statements, an accrual for liquidated damages is not necessary.

In addition, if the registration statement permitting the resale of the shares issuable upon the exercise of the warrants is required to be effective but is not then effective or the prospectus forming a part thereof is not then available for the resale of the shares, then each warrant allows the holder to convert the warrants into common stock without any cash consideration in exchange for the surrender of the remaining shares of common stock otherwise purchasable upon the exercise of the warrant.

Warrants

The Company had warrants outstanding to purchase 1,288,638 shares of the Company’s common stock at prices ranging from $3.25 to $29.50 per share at January 31, 2007.  The warrants expire at various dates through March 2015.

	Warrants	Weighted Average Exercise Price
Outstanding, April 30, 2006 and July 31, 2006	1,168,498	$11.24
Granted	178,571	4.37
Impact of anti-dilution features	6,569	0.07
Forfeited/Expired	(50,000)	65.00
Outstanding, October 31, 2006	1,303,638	8.18
Forfeited/Expired	(15,000)	67.50
Outstanding, January 31, 2007 (1)	1,288,638	7.49

(1)  The Company is obligated to issue warrants for the purchase of 5,000 shares of common stock to LightWave Ablation Systems, Inc. (“LightWave”) in connection with milestone achievements.  The warrants to be issued have a 7-year term and an exercise price of $14.60 per share.  Warrant expense of $15,300 has been recorded in the three and nine months ended January 31, 2007 in connection with these warrants.

6.             Employment Agreements

Current Vice President, Finance and Chief Financial Officer

In May 2006, the Company entered into an employment agreement with Eapen Chacko, who joined the Company on June 21, 2006, as Vice President, Finance and Chief Financial Officer.  Mr. Chacko assumed the roles of principal financial officer and principal accounting officer effective at the close of business on July 31, 2006.  Mr. Chacko receives an annual base salary of $200,000 and is eligible to receive performance-based cash bonuses.  The employment agreement provides that a severance payment will be made if the employment is terminated by the Company without cause, or by the employee for good reason, including, but not limited to, a reduction of the employee’s compensation; a reduction of authority and responsibility; a relocation of place of employment; or a breach of the employment agreement by the Company.  The severance payment would be six months of base salary and, if at the end of such six-month period, Mr. Chacko is not employed or engaged as an independent contractor, the Company would pay him up to an additional six months of base salary until he is employed or engaged as an independent contractor.  In addition to payments of base salary, the Company has agreed to pay or reimburse Mr. Chacko for medical (COBRA) benefits for the periods covered by the severance payments.  In addition, Mr. Chacko has agreed to certain nondisclosure and invention provisions and certain noncompetition and nonrecruitment provisions during the term of employment and for a period of one year after termination of employment.

Former Vice President, Finance and Chief Financial Officer

In April 2006, the Company entered into an amendment to the employment agreement (the “First Amendment”) with John H. Jungbauer, then the Company’s Vice President, Finance and Chief Financial Officer, to reflect the mutual decision reached concerning Mr. Jungbauer’s departure from the Company.  Mr. Jungbauer’s employment ceased effective at the close of business on July 31, 2006.  A severance payment of $100,000 was paid on July 31, 2006 and an additional $100,000 was paid to Mr. Jungbauer on January 2, 2007.  In addition to these severance payments, the Company has agreed to pay or reimburse Mr. Jungbauer for medical (COBRA) benefits.  The Company recorded an expense of $94,291 in the first quarter of fiscal year 2007 and $131,793 in fiscal year 2006 related to the severance payments, related payroll taxes, and medical benefits.

In connection with the First Amendment, the Company agreed to amend Mr. Jungbauer’s stock option agreements to provide that his options, to the extent vested on the termination date, would be exercisable for a period of twelve months following the termination of Mr. Jungbauer’s employment.  The original terms of Mr. Jungbauer’s stock option agreements for the purchase of 144,012 shares of the Company’s common stock provided that he had three months following termination of employment to exercise the vested portions.  The Company accounted for the modification in accordance with the provisions of APB No. 25 and recorded stock-based compensation expense of $87,353 in fiscal year 2006 to reflect the intrinsic value of the excess of the market price of the Company’s common stock at the date of modification over the exercise price of the vested stock options.

In July 2006, the Company entered into a second amendment to the employment agreement (the “Second Amendment”) with Mr. Jungbauer to retroactively rescind the provision in the First Amendment that provided Mr. Jungbauer twelve months following termination of employment to exercise the vested portions of his stock options and revert to the original terms of the stock option agreements that provided Mr. Jungbauer three months following termination of employment to exercise the vested portions thereof.  Options held by Mr. Jungbauer to purchase 44,065 shares of the Company’s common stock had vested as of July 31, 2006.  The Company accounted for the subsequent modification of the exercise period in fiscal year 2007 in accordance with the provisions of SFAS No. 123R.  Accordingly, no incremental compensation was recorded in fiscal year 2007 as the fair value of the modified stock option agreements was less than the fair value immediately before the modification.  Mr. Jungbauer’s options expired unexercised on October 31, 2006.

Summary of Severance Activity

Balance as of April 30, 2005	$24,834
Severance charges in fiscal year 2006	172,175
Cash usage in fiscal year 2006	(65,216)
Balance as of April 30, 2006	131,793
Severance charges in the first quarter of fiscal year 2007	94,291
Cash usage in the first quarter of fiscal year 2007	(100,000)
Balance as of July 31, 2006	126,084
Severance charges in the second quarter of fiscal year 2007	—
Cash usage in the second quarter of fiscal year 2007	(5,958)
Balance as of October 31, 2006	120,126
Severance charges in the third quarter of fiscal year 2007	—
Cash usage in the third quarter of fiscal year 2007	(112,285)
Balance as of January 31, 2007	$7,841

7.                                           Litigation

On March 10, 2006, J Giordano Securities LLC (d/b/a J Giordano Securities Group) (“JGSG”) filed suit against the Company in U.S. District Court for the District of Connecticut. JGSG, which acted as a private placement agent for the Company in connection with sales of the Company’s securities to private investors in April 2005, asserts claims for breach of contract, unjust enrichment and quantum meruit. JGSG contends it is owed certain fees as a result of “follow on transactions” executed by investors identified by JGSG, pursuant to the engagement agreement, as amended, between the Company and JGSG or, in the alternative, that it should be awarded such fees on an equitable basis. In particular, JGSG originally claimed that the exercise of outstanding warrants for the purchase of common stock by certain JGSG-identified investors and the Company’s purchase of outstanding shares of 5% Series A Redeemable Convertible Preferred Stock from certain JGSG-identified investors in December 2005 and January 2006 entitled JGSG to damages no less than $1,431,769. JGSG originally sought (a) $279,191 in cash commissions, (b) warrants for the purchase of 85,905 shares at $3.25 per share, (c) lost profits of $751,669 on the argument that JGSG would have exercised the foregoing warrant and sold 85,905 shares on December 30, 2005, at a price of $12.00 per share, and (d) $400,909 in cash commissions the Company paid C.E. Unterberg, Towbin, LLC (“CEUT”).

On September 22, 2006, the Company asserted a counterclaim against JGSG for fraud and breach of contract based upon JGSG’s misrepresentations to induce the Company to enter the engagement agreement and JGSG’s failure to perform its promised services thereunder. The Company seeks damages of (a) the $30,000 retainer and $543,000 cash paid to JGSG; (b) the value of the Company’s warrants for 114,600 shares of common stock issued to JGSG; (c) the $445,328 fee and $27,016 expense reimbursement that the Company paid CEUT for its advisory services in December 2005 and January 2006; (d) the $3.7 million cash the Company did not obtain on investor warrant exercises due to the reduced warrant exercise price the Company was required to accept during those months; and (e) the value of the additional 1.9 million shares of common stock the Company was required to issue to effectuate the preferred stock purchase during those months. As a result, the Company counterclaims in excess of $5.0 million.

On November 20, 2006, JGSG filed an amended statement of claim. JGSG added new claims for additional compensation based upon the issuance of additional common stock to preferred stock holders in the alleged “follow-on transactions,” the Company’s alleged failure to timely file a resale registration statement for JGSG, and for additional compensation based upon the October 2006 private placement. JGSG currently seeks alleged damages of $3,346,565 as follows: (a) $279,191 in cash commissions; (b) warrants for the purchase of 85,905 shares at $3.25 per share; (c) lost profits of $751,669 on the argument that JGSG would have exercised the foregoing warrant and sold 85,905 shares on December 30, 2005, at a price of $12.00 per share; (d) $249,690 in cash pursuant to the alleged failure to timely file the resale registration statement for JGSG; (e) $6,726 in liquidated damages based upon the Company’s alleged failure to timely file the resale registration statement for JGSG; (f) $556,214 in cash commissions that JGSG claims it was entitled to based upon preferred stock holders’ receipt of additional common stock in the alleged “follow-on transactions”; (g) warrants for the purchase of 171,142 shares at $3.25 per share; (h) lost profits of $952,166 on the argument that JGSG would have exercised the foregoing warrant and sold 171,142 shares on January 3, 2006, at a price of $11.00 per share; (i) $400,909 in cash commissions the Company paid to CEUT; and (j) $150,000 based upon the fee the Company paid to CEUT for the October 2006 private placement. JGSG also seeks reimbursement for reasonable expenses, interest, costs and attorneys’ fees. The U.S. District Court for the District of Connecticut has referred the matter to NASD arbitration. The Company believes that JGSG’s lawsuit is without merit and intends to vigorously defend itself.

Given the nature of arbitration, it is reasonably possible that the Company may be expected to pay certain amounts in connection with this claim.  As of January 31, 2007, the Company has not recorded an accrual for this matter since the amount to be paid, if any, cannot be reasonably estimated.

8.             Discontinued Operations

On November 17, 2004, the Company’s board of directors authorized management to cease production of heart valves but to continue marketing the valves while exploring the merits of possible strategic alternatives for the heart valve business, including, but not limited to, a joint venture with another party or the sale of the business.  Following exploration of a number of alternatives, management concluded in April 2005 that an orderly winding up of the valve business was the Company’s best alternative.  On April 6, 2005, the Company’s board authorized management to discontinue sales and marketing of heart valves effective April 30, 2005, and to seek a buyer for the related production equipment.

ITEM 2  MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act.  Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.  When used in the following discussion, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated.  Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth in this document and in our Cautionary Statement which appears as Exhibit 99 to this report.

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements.  Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us.  We caution you to keep in mind the cautions and risks described in this document and in our Cautionary Statement and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.  We do not undertake to update any forward-looking statement.

Overview

We are a medical device company that develops, manufactures and sells surgical ablation systems that utilize a laser energy technology platform to create precise lesions, or scars, on cardiac and soft tissues.

Our ATRILAZE™ Surgical Ablation System (“ATRILAZE System”), which has U.S. Food and Drug Administration (“FDA”) 510(k) clearance for ablating soft tissue to include cardiac tissue, delivers laser energy via a hand-held wand for cardiac tissue ablation.  The ATRILAZE System has been utilized in concomitant open-heart and, by some cardiothoracic surgeons, in minimally invasive cardiac surgery procedures.  Physicians see precise cardiac ablation as a potentially effective way to address cardiac arrhythmias, including atrial fibrillation (“AF”), in certain patients.  AF is the most commonly occurring cardiac arrhythmia.  It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke.

Our SOLAR™ Surgical Ablation System (“SOLAR System”), which is the subject of the pending FDA 510(k) clearance, delivers laser energy via an automated track to ablate soft tissue in various surgical settings.  Commensurate with the launch of the SOLAR System, we plan to commence work with our scientific advisory board to design and implement a protocol to collect clinical data to support a subsequent regulatory submission to obtain a specific clearance of the SOLAR System for cardiac tissue ablation.  We also anticipate the development of a clinical protocol for an Investigational Device Exemption (“IDE”) study of the SOLAR System for the specific treatment of AF.  As of January 31, 2007, no medical device in the United States had FDA approved labeling for the treatment of AF.

Our company was incorporated in Minnesota on March 30, 1992, under the name CV Dynamics, Inc.  In April 1992, we acquired all of the tangible and intangible assets of Omnicor, Inc.  Omnicor resulted from the corporate and financial restructuring of a predecessor company called Medical Incorporated, which was organized in 1971 to develop and market the Lillehei-Kaster heart valve, licensed from the University of Minnesota.

Until November 2004, we developed and marketed mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves.  In November 2004, after an exhaustive evaluation of the heart valve business, we discontinued all heart valve related production.  In April 2005, we announced that our efforts to find a buyer for the heart valve business had been unsuccessful and that we would stop selling heart valves and were exiting the heart valve business.  At that time, we also determined to direct all of our resources to the development and introduction of our laser energy technology platform for tissue ablation.

Critical Accounting Policies and Estimates

For further discussion of our critical accounting policies and estimates, see our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006.  Also, see Note 4 in Part I, Item 1 “Condensed Financial Statements” for additional information.

Revenue Recognition.  We generate revenue from the sales of single-use medical devices.  We consider revenue to be realized or realizable and earned when all of the following criteria are met:  there is a written sales invoice specifying the terms and conditions; the price is fixed; collection of the resulting receivable is probable; title has transferred; and there are no remaining performance obligations.  There is no right of return unless the product is defective, damaged, or does not perform according to technical specifications.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs – An Amendment of ARB No. 43, Chapter 4 (“SFAS No. 151”).  SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges if they meet the criterion of “so abnormal” as stated in ARB No. 43.  Additionally, SFAS No. 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.  SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  The adoption of SFAS No. 151 on May 1, 2006 did not have a material impact on our financial statements.

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  We do not anticipate the adoption of FIN 48 on May 1, 2007 to have a material impact on our financial statements due to our tax loss carryforwards and related valuation allowance.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We do not anticipate the adoption of SFAS No. 157 on May 1, 2008 to have a material impact on our financial statements.

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material.  This pronouncement is effective for fiscal years ending after November 15, 2006.  We do not anticipate the adoption of SAB No. 108 to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  We do not anticipate the adoption of SFAS No. 159 on May 1, 2008 to have a material impact on our financial statements.

Results of Operations for the Three Months Ended January 31, 2007 and 2006

Sales.   Historical sales of our ATRILAZE System were recorded as a reduction of research and development expenses since the primary purpose of offering the device was to obtain clinical research information to assist in the development of the SOLAR System.  In November 2006, we determined that there exists an opportunity to sell the ATRILAZE System as a stand-alone device and as a potentially complementary product to the SOLAR System after its introduction.  Since November 29, 2005, the date of the first sale, we have sold $62,200 of our ATRILAZE System single-use devices.  Sales of the ATRILAZE System were $11,200 in the three months ended January 31, 2007. Sales of the SOLAR System product are not expected until we receive a FDA 510(k) clearance on such product and we conduct the commercial launch of such product.

Cost of Goods Sold.  As a result of our prior strategy not to promote the sales of the ATRILAZE System, we recorded the historical cost of the ATRILAZE System inventory as a research and development expense since, at that time, it was believed to have no future economic value.  As a result, the cost of goods sold in the three months ended January 31, 2007 excluded the historical cost of the ATRILAZE System inventory since it was previously expensed in fiscal year 2006.  The cost of goods sold in the three months ended January 31, 2007 consisted of the six percent royalty to LightWave and an estimate of the sales and use tax to be assessed by state and local tax authorities.

Sales and Marketing.  Sales and marketing expenses increased from $295,742 in the three months ended January 31, 2006 to $361,824 in the three months ended January 31, 2007.  The $66,082 increase was primarily caused by increases in headcount and travel and entertainment expenses as a result of expanding our sales and marketing efforts in preparation for launch of our SOLAR System.  The three months ended January 31, 2007 included $23,260 in employee stock-based compensation expense as a result of SFAS No. 123R.

General and Administrative.  General and administrative expenses increased from $840,155 in the three months ended January 31, 2006 to $899,799 in the three months ended January 31, 2007.  The three months ended January 31, 2007 included $222,996 in employee stock-based compensation expense and $19,430 in director stock-based compensation expense as a result of SFAS No. 123R.

Research and Development.  Research and development expenses increased from $707,630 in the three months ended January 31, 2006 to $1,456,710 in the three months ended January 31, 2007.  The $749,080 increase was primarily due to development of our SOLAR System.  During the three months ended January 31, 2007, we incurred $338,247 and $90,000 in external development costs for our controller and laser devices, respectively.  These two components represent the capital equipment portion of the SOLAR System.  The three months ended January 31, 2007 included $109,300 in employee stock-based compensation expense as a result of SFAS No. 123R and $17,231 in stock-based compensation expense related to non-employees serving on our scientific advisory board.

Other Income (Expense).  Other income (expense) in the three months ended January 31, 2006 included a $9,273,355 reduction in the fair value of the putable warrants issued in connection with 1,803 shares of 5% Series A redeemable convertible preferred stock issued on April 1, 2005 discussed more fully in Note 9 of the financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006.

Discontinued Operations.  The loss from discontinued operations in the three months ended January 31, 2007 consisted primarily of the amortization of a prepaid insurance policy related to the heart valve business.  The income from discontinued operations in the three months ended January 31, 2006 consisted primarily of a $137,647 gain from the sale of fixed assets partially offset by amortization of a prepaid insurance policy related to the heart valve business.

Dividends on Preferred Stock.  During the three months ended January 31, 2006, we repurchased outstanding shares of redeemable convertible preferred stock pursuant to our preferred stock acquisition plan.  Our acquisition of redeemable convertible preferred stock in consideration of the issuance of 3,077 shares of common stock per share of redeemable convertible preferred stock resulted in a non-cash dividend of $13,579,979.  In addition, cash dividends of $146,851 were paid on the redeemable convertible preferred stock during the three months ended January 31, 2006.  Refer to Note 9 of our financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006 for additional information.

Income Tax Provision.  We have no income tax provision in the three months ended January 31, 2007 and 2006 due to the net operating losses generated for income tax reporting purposes.  We have established a valuation allowance to fully offset tax assets due to the uncertainty about our ability to generate the future taxable income necessary to realize these deferred tax assets, particularly in light of our history of significant operating losses.  In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of changes in ownership that have or may result from the issuance of common stock, redeemable convertible preferred stock or common stock options and warrants.

Results of Operations for the Nine Months Ended January 31, 2007 and 2006

Sales.   Historical sales of our ATRILAZE System were recorded as a reduction of research and development expenses since the primary purpose of offering the device was to obtain clinical research information to assist in the development of the SOLAR System.  In November 2006, we determined that there exists an opportunity to sell the ATRILAZE System as a stand-alone device and as a potentially complementary product to the SOLAR System after its introduction.  Since November 29, 2005, the date of the first sale, we have sold $62,200 of our ATRILAZE System single-use devices.  We have recognized $11,200 of ATRILAZE System sales as revenue in the nine months ended January 31, 2007. Sales of the SOLAR System product are not expected until we receive a FDA 510(k) clearance on such product and we conduct the commercial launch of such product.

Cost of Goods Sold.  As a result of our prior strategy not to promote the sales of the ATRILAZE System, we recorded the historical cost of the ATRILAZE System inventory as a research and development expense since, at that time, it was believed to have no future economic value.  As a result, the cost of goods sold in the nine months ended January 31, 2007 excluded the historical cost of the ATRILAZE System inventory since it was previously expensed in fiscal year 2006.  The cost of goods sold in the nine months ended January 31, 2007 consisted of the six percent royalty to LightWave and an estimate of the sales and use tax to be assessed by state and local tax authorities.

Sales and Marketing.  Sales and marketing expenses increased from $429,576 in the nine months ended January 31, 2006 to $1,158,698 in the nine months ended January 31, 2007.  The $729,122 increase was primarily due to expanding our sales and marketing efforts in preparation for launch of our SOLAR System.  The significant components of the increase in sales and marketing expenses in the nine months ended January 31, 2007 included $313,730 in additional payroll and related costs, $152,796 in additional travel and entertainment, and $65,000 in relocation costs.  The nine months ended January 31, 2007 included $68,632 in employee stock-based compensation expense as a result of SFAS No. 123R.

General and Administrative.  General and administrative expenses increased from $2,324,735 in the nine months ended January 31, 2006 to $3,657,007 in the nine months ended January 31, 2007.  The $1,332,272 increase was primarily due to the adoption of SFAS No. 123R.  The nine months ended January 31, 2007 included $654,618 in employee stock-based compensation expense and $364,876 in director stock-based compensation expense as a result of SFAS No. 123R.  In addition, we incurred increases of $103,227 in legal services, $52,466 in accounting services, and $183,665 in document preparation and filing services related primarily to a proposed public offering of our common stock that we subsequently decided not to pursue.

Research and Development.  Research and development expenses increased from $1,900,305 in the nine months ended January 31, 2006 to $5,199,361 in the nine months ended January 31, 2007.  The $3,299,056 increase was primarily due to development of our SOLAR System.  During the nine months ended January 31, 2007, we incurred $1,609,403 in external development of our controller component of the system, $465,886 in external development of our laser component of the system, and $617,035 in materials, supplies, and temporary labor to build pre-clinical SOLAR System prototypes to be tested as part of the development process.  The nine months ended January 31, 2007 included $319,589 in employee stock-based compensation expense as a result of SFAS No. 123R and $48,712 in stock-based compensation expense related to non-employees serving on our scientific advisory board.

Other Income (Expense).  Other income (expense) in the nine months ended January 31, 2006 included a $16,549,457 reduction in the fair value of the putable warrants issued in connection with 1,803 shares of 5% Series A redeemable convertible preferred stock issued on April 1, 2005 discussed more fully in Note 9 of the financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006.

Discontinued Operations.  The loss from discontinued operations in the nine months ended January 31, 2007 consisted primarily of $67,337 in amortization of a prepaid insurance policy related to the heart valve business partially offset by $31,500 in the gain on the sale of fixed assets.  The loss from discontinued operations in the nine months ended January 31, 2006 included revenue of $338,333, cost of goods sold of $441,302, insurance expense of $67,338, and bad debt expense of $24,235, and a $137,647 gain from the sale of fixed assets.

Dividends on Preferred Stock.  During the nine months ended January 31, 2006, we repurchased outstanding shares of redeemable convertible preferred stock pursuant to our preferred stock acquisition plan.  Our acquisition of redeemable convertible preferred stock in consideration of the issuance of 3,077 shares of common stock per share of redeemable convertible preferred stock resulted in a non-cash dividend of $13,579,979.  In addition, cash dividends of $588,542 were paid on the redeemable convertible preferred stock during the nine months ended January 31, 2006.  Refer to Note 9 of our financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006 for additional information.

Income Tax Provision.  We have no income tax provision in the nine months ended January 31, 2007 and 2006 due to the net operating losses generated for income tax reporting purposes.  We have established a valuation allowance to fully offset tax assets due to the uncertainty about our ability to generate the future taxable income necessary to realize these deferred tax assets, particularly in light of our history of significant operating losses.  In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of changes in ownership that have or may result from the issuance of common stock, redeemable convertible preferred stock or common stock options and warrants.

Liquidity and Capital Resources

Cash and cash equivalents decreased from $10,351,570 at April 30, 2006 to $3,685,114 at January 31, 2007 due to the following:

Nine months ended January 31, 2007
Net cash used by operating activities	$(8,462,949)
Net cash used by investing activities	(152,449)
Net cash provided by financing activities	1,948,942
Net decrease in cash and cash equivalents	$(6,666,456)

Operating Activities.  The net cash used by operating activities of $8,462,949 in the nine months ended January 31, 2007 resulted primarily from the net loss of $9,867,824 partially offset by non-cash charges of $1,456,427 related to stock-based compensation.  The net cash used by operating activities of $3,707,424 in the nine months ended January 31, 2006 resulted primarily from the net income of $11,947,475 less non-cash charges of $16,549,457 related to the change in fair value of putable warrants.

Investing Activities.  The net cash used by investing activities of $152,449 in the nine months ended January 31, 2007 resulted from purchases of property, plant and equipment of $203,117 less cash proceeds from the sales of property, plant and equipment of $50,668.  The net cash provided by investing activities of $19,259 in the nine months ended January 31, 2006 resulted from proceeds of $341,757 from the sales of property, plant and equipment less purchases of property, plant and equipment of $322,498.

Financing Activities.  The net cash provided by financing activities of $1,948,942 in the nine months ended January 31, 2007 resulted primarily from the $2,190,000 in net cash proceeds obtained from the October 13, 2006 private placement (described below) partially offset by principal payments required by the related party lease obligation.  The net cash provided by financing activities of $5,652,465 in the nine months ended January 31, 2006 resulted primarily from the $6,435,140 in net cash proceeds obtained from the exercise of warrants partially offset by redeemable convertible preferred stock cash dividends and principal payments required by the related party lease obligation.

On October 13, 2006, pursuant to the terms of a securities purchase agreement, we issued 714,286 shares of common stock and warrants for the purchase of an aggregate of 178,571 shares of common stock to accredited investors.  Gross proceeds of $2,500,000 from the private placement were reduced by offering costs of $310,000 resulting in $2,190,000 of net proceeds.  The warrants are exercisable for five years at an exercise price of $4.365 per share, subject to basic, and for 9 months, full-ratchet anti-dilution adjustments.

In connection with the securities purchase agreement, we granted the investors a 12-month right of participation in subsequent financings.  We agreed not to create or authorize any senior securities or undertake a reverse or forward stock split or reclassification, without the consent of the purchasers of a majority of the shares, for 18 months.  We also agreed not to enter into any variable rate transactions for 18 months.

In addition, we entered into a registration rights agreement which required us to file a registration statement to register for resale the shares of common stock issued in this transaction and the shares of common stock issuable upon exercise of the warrants.  We filed such registration statement on November 17, 2006 and it was declared effective on November 30, 2006.

If the registration statement ceases to be effective for more than an aggregate of 75 calendar days in any 12-month period, we have agreed to pay each holder an amount as liquidated damages equal to 1.5% of the aggregate investment amount then held by the holder of the shares purchased pursuant to the securities purchase agreement and on each monthly anniversary of the failure to effect such registration, provided however that such liquidated damages will not exceed 10% of the aggregate purchase price paid by all holders.  We are required to use our commercially reasonable efforts to keep the registration statement effective until all registered securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k).  Given the Company’s recent history of maintaining the effectiveness of its registration statements, an accrual for liquidated damages is not necessary.

In addition, if the registration statement permitting the resale of the shares issuable upon the exercise of the warrants is required to be effective but is not then effective or the prospectus forming a part thereof is not then available for the resale of the shares, then each warrant allows the holder to convert the warrants into common stock without any cash consideration in exchange for the surrender of the remaining shares of common stock otherwise purchasable upon the exercise of the warrant.

We have entered into a number of other financing transactions to provide funds necessary to meet our working capital and capital expenditure needs and to meet other obligations.  Details of these activities are contained in our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006.

We expect to continue to incur operating losses and negative operating cash flow as we support the continued development and commercial launch of our SOLAR System.  We did not have any clinical-ready SOLAR System inventory at January 31, 2007.  Once we have built, qualified, and released clinical-ready SOLAR System inventory, and have obtained 510(k) clearance, we anticipate that we will require several additional weeks to place the capital equipment in hospitals and train physicians on the use of our SOLAR System before we can complete the commercial launch of such product.  We do not expect to generate material sales of the SOLAR System until fiscal year 2008, at the earliest.  However, we anticipate that our sales and marketing, general and administrative and research and development expenses will continue to constitute a material use of our cash resources.  In fact, our ongoing product development work, as well as our manufacturing process design enhancements, made while seeking FDA 510(k) clearance have contributed to increased research and development costs.  The actual amounts and timing of our expenditures will vary significantly depending upon the progress of our product development and the availability of financing.  Our cash balance of $3,685,114 at January 31, 2007 is expected to last through our fiscal year ending April 30, 2007.

Given the insufficiency of our existing capital resources, we will require additional financing to continue operations, to complete the planned launch of our SOLAR System, and to achieve our long-term goal of providing a surgical ablation treatment option for atrial fibrillation.  Because we are not generating measurable cash flow from operations, we will be required to raise additional funds through public or private sales of equity securities or the incurrence of indebtedness.  If financing is not available to us, we will be required to cease operating.  Our ability to fund continued operations will depend on the availability of equity and debt financing, which will be affected by prevailing economic conditions in the medical device industry and financial, business and other factors, some of which are beyond our control. We cannot assure you that we will obtain financing on favorable terms or at all.  If we elect to raise additional capital through the issuance and sale of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution.  Debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs.

Our capital requirements may vary depending upon the timing and the success of the implementation of our business plan, regulatory, technological and competitive developments, or if:

•              significant sales of our products are not achieved;

•              operating losses exceed our expectations;

•              our manufacturing and development costs or estimates prove to be inaccurate; or

•              we acquire, license or develop additional technologies.

We cannot, however, assure you that our efforts to implement our business strategy will:

•              be attainable;

•              be profitable;

•              reduce our reliance upon financing transactions; or

•              enable us to continue operations.

Commitments and Contingent Liabilities

Related Party Lease Obligation.  On April 4, 2003, we sold our corporate headquarters, manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM Properties, LLC (“PKM”), an entity controlled by Paul K. Miller.  Mr. Miller is one of our directors and one of the largest beneficial owners of our securities.  In connection with the transaction, we received total consideration of $3,836,105 consisting of (1) $1,000,000 in cash, (2) PKM’s assumption of our $2,500,000 outstanding indebtedness to Associated Bank, and (3) PKM’s assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105.

Simultaneous with the sale of the facility, we entered into a lease with PKM to lease back the facility and a portion of the land.  The lease has a ten-year initial term with options for us to extend the lease up to ten additional years.  Under certain conditions, we also have an option to purchase the building at the end of the initial ten-year term at the fair value at that time.  We also pay maintenance and operating costs, utilities and real estate taxes under the lease.  In addition, the lease makes it our responsibility for any construction costs deemed necessary or required by the landlord in connection with the relocation or removal of the private septic system and/or drain field as well as costs associated with responding to any release of hazardous materials at the property.

LightWave Technology Purchase Agreement.  In August 2003, we entered into a technology purchase agreement with LightWave and its principals, one of whom became an employee of our company, relating to the acquisition of LightWave’s interests in technology consisting of a catheter/probe containing elements of optical fiber, coolant passages and other features for the purpose of delivering laser energy to the epicardial surface of the heart for treatment of atrial fibrillation.  We paid LightWave an initial standstill payment consisting of 1,500 shares of our common stock, $10,000 upon closing and an additional $30,000 to LightWave in installments in 2004 and 2005.  An additional $125,000 was paid to LightWave in January 2006.  We will be obligated to pay an additional $385,000 within 45 days following our achievement of $1,500,000 of cumulative gross sales of disposable products.  In addition, at closing, during fiscal year 2004, we issued to LightWave a warrant for the purchase of 2,500 shares of common stock at $14.60 per share and, during fiscal year 2005, a warrant for the purchase of 2,500 shares of common stock at $14.60 per share upon receiving an FDA 510(k) clearance.  In addition, we are obligated, but have not, issued a warrant for the purchase of 2,500 shares of common stock due to the receipt of a U.S. utility patent covering the product and a warrant for the purchase of 2,500 shares of common stock due to the first commercial sale of the product.

Following November 29, 2005, the date of the first commercial sale of the ATRILAZE System, we have agreed to make payments to LightWave for ten years equal to six percent of net sales of the LightWave product in countries in which we obtain patent protection, including the United States of America, and four percent of net sales of the LightWave product in territories in which there is no patent protection.  The payments are due within 60 days following each fiscal quarter.  Commencing with the second year following our first commercial sale on November 29, 2005, we have agreed to make minimum annual payments as follows:

Year Following First Commercial Sale	Minimum Annual Payment
November 29, 2007	$50,000
November 29, 2008	75,000
November 29, 2009	100,000
November 29, 2010	200,000
November 29, 2011	300,000
November 29, 2012	350,000
November 29, 2013	350,000
November 29, 2014	400,000
November 29, 2015	500,000
Total minimum payments	$2,325,000

LightWave and two of its principals have agreed to certain noncompetition obligations, nondisclosure obligations, and certain obligations to assign new developments or inventions relating to the acquired technology to our company.  We agreed to use our reasonable commercial efforts to commercialize the technology within three years following the acquisition of the technology from LightWave.

If we fail in any year to pay minimum annual payments, we may be obligated to grant LightWave a nonexclusive right to use the technology acquired from LightWave, or pay LightWave the difference between payments actually made and minimum payments due for a given year.  If we determine to discontinue the development or marketing of the product, we would have no further obligation to pay amounts due to LightWave.  However, LightWave may, upon written request, obtain from us a license to use the intellectual property or, at our option, we may assign the rights in the intellectual property to LightWave.

Operating Lease.  We have an operating lease for a certain piece of office equipment, which expires in fiscal year 2011.  At the end of the initial lease term, we have the option to purchase the equipment at the fair market value, renew the lease, or return the equipment.

Product Liability Contingency.  In March 2005, we became aware that a patient who was utilizing our heart valve had died.  We have not received any claims related to this matter but believe that any such claim would be covered by our existing liability insurance.  Based upon the expectation that insurance will cover the cost of any claims after our payment of the deductible, we do not expect the ultimate resolution of this matter to have a material effect on our business, financial condition, operating results or cash flows.

Severance Contingencies.  Employment agreements with seven officers as of January 31, 2007 contain a provision for lump sum payments of up to twelve months severance if the officer is terminated without cause by us or for good reason by the officer (as defined in the agreements).

The following table summarizes our contractual obligations as of January 31, 2007, excluding product liability contingencies and severance contingencies , as described above:

	Payments Due By Period
Summary of Contractual Obligations	TOTAL	Less than One Year	Two to Three Years	Four or More Years
Related Party Lease Obligation(1)	$2,589,456	$430,904	$869,437	$1,289,115
LightWave Minimum Payments (2)	2,325,000	50,000	175,000	2,100,000
Operating Lease	18,432	5,530	11,059	1,843
Total Contractual Obligations	$4,932,888	$486,434	$1,055,496	$3,390,958

(1)                                      Future payments include interest due.

(2)                                      Excludes an additional $385,000 payable within 45 days following our achievement of $1,500,000 of cumulative gross sales of disposable products.

Qualitative and Quantitative Disclosures about Market Risk

We are focusing substantially all of our resources on the development and introduction of our SOLAR System.  Sales of our SOLAR System are not expected until a FDA 510(k) clearance is obtained and we complete the commercial launch of such product.  We expect that any sales will be in the United States denominated in U.S. dollars.  Our interest income and expenses are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments.  At January 31, 2007, we held a majority of our cash in a money market account.  Based on the current nature and levels of our investments we believe that we currently have no material market risk exposure.

Our general investing policy is to limit market and credit risk and the risk of principal loss.  All liquid investments with maturities of three months or less are considered to be cash equivalents.

ITEM 3   CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our Company’s disclosure controls and procedures as of the end of the period covered in this Quarterly Report on Form 10-QSB.  Based on this evaluation and because of the material weakness described below, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective as of the end of the period covered in this Quarterly Report on Form 10-QSB.  To address the material weakness described below, we have expanded our disclosure controls and procedures to include additional analysis and other procedures over the preparation of the financial statements included in this report.  Accordingly, our management has concluded that the financial statements included in this report fairly present in all material respects our financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Material Weakness in Internal Control Over Financial Reporting

A material weakness is a control deficiency or a combination of control deficiencies that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  Our management has concluded that, as of January 31, 2007 and April 30, 2006, we did not maintain effective controls over the preparation, review, presentation and disclosure of our financial statements.  Additionally, this control deficiency could result in a misstatement of the presentation and disclosure of our statement of operations that would result in a material misstatement in our annual or interim financial statements that would not be prevented or detected.  Accordingly, management determined that this control deficiency constitutes a material weakness in our internal control over financial reporting as of January 31, 2007 and April 30, 2006.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting, other than those noted below, that occurred during our quarter ended January 31, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Plan for Remediation of Material Weakness

We have developed a plan to address the above-referenced material weakness that includes adding additional professional accounting personnel.  In April 2006, we hired a full-time controller with national public accounting firm experience.  We will continue to assess the adequacy and appropriateness of our financial staff and adjust accordingly as changes in our business warrant.  Although we are not certain when the material weakness will be remediated, we will need a period of time over which to demonstrate that these controls are functioning appropriately to conclude that we have adequately remediated it.  We may be unable to achieve appropriate segregation of duties required for effective internal control over financial reporting until we are able to increase the size of our finance department beyond its present level. We currently lack the resources necessary to expand such staffing.

PART II

OTHER INFORMATION

ITEM 1   LEGAL PROCEEDINGS

On March 10, 2006, J Giordano Securities LLC (d/b/a J Giordano Securities Group) (“JGSG”) filed suit against our company in U.S. District Court for the District of Connecticut. JGSG, which acted as a private placement agent for our company in connection with sales of our securities to private investors in April 2005, asserts claims for breach of contract, unjust enrichment and quantum meruit. JGSG contends it is owed certain fees as a result of “follow on transactions” executed by investors identified by JGSG, pursuant to the engagement agreement, as amended, between us and JGSG or, in the alternative, that it should be awarded such fees on an equitable basis. In particular, JGSG originally claimed that the exercise of outstanding warrants for the purchase of common stock by certain JGSG-identified investors and our purchase of outstanding shares of 5% Series A Redeemable Convertible Preferred Stock from certain JGSG-identified investors in December 2005 and January 2006 entitled JGSG to damages no less than $1,431,769. JGSG originally sought (a) $279,191 in cash commissions, (b) warrants for the purchase of 85,905 shares at $3.25 per share, (c) lost profits of $751,669 on the argument that JGSG would have exercised the foregoing warrant and sold 85,905 shares on December 30, 2005, at a price of $12.00 per share, and (d) $400,909 in cash commissions we paid C.E. Unterberg, Towbin, LLC (“CEUT”).

On September 22, 2006, we asserted a counterclaim against JGSG for fraud and breach of contract based upon JGSG’s misrepresentations to induce us to enter the engagement agreement and JGSG’s failure to perform its promised services thereunder. We seek damages of (a) the $30,000 retainer and $543,000 cash paid to JGSG; (b) the value of our warrants for 114,600 shares of common stock issued to JGSG; (c) the $445,328 fee and $27,016 expense reimbursement that we paid CEUT for its advisory services in December 2005 and January 2006; (d) the $3.7 million cash we did not obtain on investor warrant exercises due to the reduced warrant exercise price we were required to accept during those months; and (e) the value of the additional 1.9 million shares of common stock we were required to issue to effectuate the preferred stock purchase during those months. As a result, we counterclaim in excess of $5.0 million.

On November 20, 2006, JGSG filed an amended statement of claim. JGSG added new claims for additional compensation based upon the issuance of additional common stock to preferred stock holders in the alleged “follow-on transactions,” our alleged failure to timely file a resale registration statement for JGSG, and for additional compensation based upon our October 2006 private placement. JGSG currently seeks alleged damages of $3,346,565 as follows: (a) $279,191 in cash commissions; (b) warrants for the purchase of 85,905 shares at $3.25 per share; (c) lost profits of $751,669 on the argument that JGSG would have exercised the foregoing warrant and sold 85,905 shares on December 30, 2005, at a price of $12.00 per share; (d) $249,690 in cash pursuant to the alleged failure to timely file the resale registration statement for JGSG; (e) $6,726 in liquidated damages based upon our alleged failure to timely file the resale registration statement for JGSG; (f) $556,214 in cash commissions that JGSG claims it was entitled to based upon preferred stock holders’ receipt of additional common stock in the alleged “follow-on transactions”; (g) warrants for the purchase of 171,142 shares at $3.25 per share; (h) lost profits of $952,166 on the argument that JGSG would have exercised the foregoing warrant and sold 171,142 shares on January 3, 2006, at a price of $11.00 per share; (i) $400,909 in cash commissions we paid to CEUT; and (j) $150,000 based upon the fee we paid to CEUT for our October 2006 private placement. JGSG also seeks reimbursement for reasonable expenses, interest, costs and attorneys’ fees. The U.S. District Court for the District of Connecticut has referred the matter to NASD arbitration. We believe that JGSG’s lawsuit is without merit and intend to vigorously defend ourselves.

Given the nature of arbitration, it is reasonably possible that we may be expected to pay certain amounts in connection with this claim.  As of January 31, 2007, we have not recorded an accrual for this matter since the amount to be paid, if any, cannot be reasonably estimated.

ITEM 5   OTHER INFORMATION

We are filing herewith a Cautionary Statement pursuant to the Private Securities Litigation Reform Act of 1995 for use as a readily available written document to which reference may be made in connection with forward-looking statements, as defined in such act.  Such Cautionary Statement, which appears as Exhibit 99 to this report, is incorporated by reference in response to this Item 5.

ITEM 6   EXHIBITS

See “Index to Exhibits.”

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MedicalCV, Inc.

Date: March 15, 2007	By	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

	By	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Registrant, as Amended (incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2, filed on June 6, 2006 (File No. 333-134315)).

3.2	Bylaws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Specimen Common Stock Certificate (incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2, filed on June 6, 2006 (File No. 333-134315)).

10	Production Services Agreement between MedicalCV, Inc. and Minnetronix, Inc., dated December 6, 2006.

31.1	Chief Executive Officer Certification pursuant to Exchange Act Rule 13a-14(a).

31.2	Chief Financial Officer Certification pursuant to Exchange Act Rule 13a-14(a).

32.1	Chief Executive Officer Certification pursuant to 18 U.S.C. Section 1350.

32.2	Chief Financial Officer Certification pursuant to 18 U.S.C. Section 1350.

99	Cautionary Statement.

EXHIBIT 10

MINNETRONIX®
Thinking Medical Systems

MINNETRONIX, INC.-MEDICALCV, INC.
PRODUCTION SERVICES AGREEMENT

1635 ENERGY PARK DRIVE

ST. PAUL, MN 55108

PH: 651.917.4060

FAX: 651.917.4066

WWW.MINNETRONIX.COM

PRODUCTION SERVICES AGREEMENT

This production services agreement (this “Agreement”) is dated as of December 6, 2006 (“Effective Date”), and is between MEDICALCV, INC. (“Buyer”), and MINNETRONIX, INC., a Minnesota corporation (“Seller”).

WHEREAS, Seller is in the business of contract design and manufacturing of electronic, software, and mechanical assemblies and has the capability to manufacture Buyer’s product(s) described in exhibits (“Exhibits”) attached hereto (“Product” or “Products”) as well as to provide design, engineering, sustaining, manufacturing, test, and support services related to such Products (“Services”); and

WHEREAS, Buyer is in the business of manufacturing, distributing and selling medical devices and wishes to enter into a relationship during which Seller will provide Products and Services to Buyer; and

WHEREAS, Buyer and Seller desire to establish the terms of sale for all Products and Services now or hereafter purchased by Buyer from Seller during the term of this Agreement.

NOW, THEREFORE, Buyer, and Seller hereby agree as follows:

ARTICLE 1
AGREEMENT SCOPE

1.1           Application of Agreement. Buyer and Seller agree that all sales of Products and Services from Seller to Buyer made during the term of this Agreement shall be subject to the terms of this Agreement and that this Agreement supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof, unless otherwise agreed to in writing and signed by both parties as an amendment (“Amendment”) to this Agreement.

1.2           Products and Services. Each Product and additional required terms specific to the Product shall be defined in an Exhibit. Such Exhibits shall contain a description of a certain Product or Products being ordered, additional terms of sale and purchase, and unit pricing that shall apply to the Products specified in the Exhibits (“Price”). The parties may, from time to time, add new products by executing supplementary Exhibits. Services included in the Price shall be specified in the Exhibits.

1.3           Specifications. Complete specifications required to inspect, manufacture, test, and ship the Products and the Components (as defined in Section 4.1) in a manner acceptable to Buyer, including part numbers, revisions, bills of material and any other specifications applicable to Products ordered pursuant to this Agreement (“Specifications”) will be supplied by Buyer or Buyer’s agent and agreed upon in writing by Seller, or will be otherwise established and accepted by Buyer and Seller via Seller’s Engineering Change Order (“ECO”) process. Neither Seller nor the Product shall be expected or required to perform outside of the Specifications.

1.4           Engineering Change Orders. Prior to Seller’s production release of any “major revision” to a Product assembly or sub-assembly (i.e., any change that may affect the form, fit or function of the Product), Seller will request Buyer’s consent to such major revision by issuing an ECO to Buyer. Buyer must approve such ECO before Minnetronix may release such major revision to production. Buyer’s execution of an ECO shall be deemed to constitute Buyer’s approval of the production release of the revision subject to such ECO, together with all Components and Specifications that are incorporated into the assembly or sub-assembly that is the subject of such ECO. Seller will provide all documentation reasonably requested by Buyer in connection with its review of any ECO presented by Seller.

1.5           Inconsistencies in Documents. In the event of any inconsistency or conflict between any of the documents described above and/or Purchase Orders (as defined below in Section 3.1) issued pursuant to this Agreement, the following order of priority, listed here from the highest priority (a) to the lowest priority (f), in interpretation shall apply:

(a)                                  Amendments or other modifications made to this Agreement.

(b)                                 Exhibits to this Agreement.

(c)                                  Product Specifications agreed to via Seller’s ECO process.

(d)                                 Product Specifications provided to and agreed upon by Seller with the Purchase Order.

(e)                                  Purchase Order (exclusive of any terms and conditions).

(f)                                    This Agreement.

ARTICLE 2
TERM AND TERMINATION

2.1           Term. This Agreement shall commence upon the Effective Date and shall continue for a period of two years thereafter, and shall automatically renew for additional periods of one year unless it is terminated as provided herein.

2.2           Termination for Cause. In the event of a breach of a material term of this Agreement by either party, the other party may, upon not less than sixty (60) days prior written notice to the party in breach, terminate this Agreement unless the breach is cured prior to the end of the notice period. A breach of a material term shall include, without limitation, the following:

(a)                                  Components and/or Products delivered to Buyer by Seller do not conform to the applicable Specification at the time of such delivery, and Seller does not operate in good faith to reasonably cure such non-conformance;

(b)                                 Buyer fails to make payment to Seller for Products on a timely basis;

(c)                                  Buyer fails to accept delivery of Products according to the agreed upon delivery schedule; or

2

(d)                                 Seller fails to make deliveries of Products within fifteen (15) days of delivery date due to reasons within Seller’s sole control.

Notwithstanding the foregoing, if Seller or Buyer ceases to conduct its operations in the normal course of business (including an inability to meet its obligations as they mature), or if any proceeding under the bankruptcy or insolvency laws are brought by or against Seller or Buyer or if a receiver is appointed to or applied for by Seller or Buyer, the other party may terminate this Agreement and/or any Purchase Orders upon such event without liability, except for deliveries previously made or for Products ordered and covered by this Agreement which are completed or in process at the time of termination and subsequently delivered in accordance with the terms of this Agreement.

2.3           Buyer’s Termination for Convenience. Buyer may upon twelve (12) months written notice to Seller terminate this Agreement for Buyer’s convenience; provided that such termination shall not affect any outstanding Purchase Orders. The Agreement shall be non-cancelable by Buyer for convenience for a period of 24 months after the Effective Date, and in no event may Buyer deliver written notice of termination for convenience prior to the first anniversary of the Effective Date. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Buyer to purchase Products exclusively from Seller.

2.4           Seller’s Termination for Convenience. Seller may discontinue supply of any Product under this Agreement by giving Buyer twelve (12) months prior written notice; provided that such termination shall not affect any outstanding Purchase Orders; and provided further, that Buyer shall have the option to purchase up to a “lifetime” supply of the Product at the then-current Product revision level for delivery within such twelve (12) month period. The Agreement shall be non-cancelable by Seller for convenience for a period of 24 months after the Effective Date, and in no event may Seller deliver written notice of termination for convenience prior to the first anniversary of the Effective Date. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Seller to manufacture Products for Buyer except to the extent Seller has accepted a Purchase Order for Products placed by Buyer hereunder.

2.5           Effect of Termination. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement, including, without limitation, Sections 9.1 - 9.4, 10.1 - 10.4, 11.10 and 11.15. A party’s right to terminate this Agreement shall be without prejudice to any other remedies available to such party at law or in equity. In the event of notification of termination of the Agreement, Buyer’s and Seller’s obligations under this Agreement shall continue without interruption through the date of termination.

ARTICLE 3
ORDERS, DELIVERY, AND ACCEPTANCE

3.1           Purchase Orders. Buyer will order Products by issuing Seller properly authorized written, emailed, or facsimile documents specifying, and/or attaching items including: Products, Components, description, applicable part numbers, quantity, revision, delivery schedule, destination, shipping method, Specifications, special acceptance criteria (if any), unit price, and total authorized cost of the order (“Purchase Order”). The parties shall agree in writing on the

3

Purchase Order, and the Specifications contained thereon, in accordance with Section 1.3, prior to the commencement of any work related to such Purchase Orders. Provided that such Purchase Order and Specifications are acceptable to Seller, Seller shall manufacture for Buyer, assemblies and subassemblies, as identified in Purchase Orders. Commencement of work related to this Agreement or related to Purchase Orders is done so under the terms of this Agreement. Any additional or different terms from Buyer sent together with Purchase Orders or otherwise sent to Seller or from Seller to Buyer shall be excluded unless signed by both parties as an Amendment or an Exhibit to this Agreement.

3.2           Packaging. Seller shall prepare and pack Products in accordance with Buyer’s Specifications and in compliance with all applicable legal requirements for such Products. Costs for preparation, and Product packaging are included in the Price unless not specified as part of the Product part number ordered by Buyer. Costs for crating, palletizing, and/or bulk packaging are not included in the Price.

3.3           Shipping. Shipping terms are FOB Seller’s facility.  Seller shall select freight carrier of its choosing unless otherwise specified by Buyer.

3.4           Delivery. The Purchase Order shall specify requested delivery dates. Seller shall use its commercially reasonable efforts to ship products with appropriate lead-time such that Products arrive at Buyer’s dock on or before the requested dates.

3.5           Acceptance. The acceptance criteria for the Product shall be “conformance to the Specifications at the time of delivery”. In the event that there are additional acceptance criteria by Buyer, they must be specified on the Purchase Order at the time of the initial order in accordance with Section 3.1. Buyer may reject any nonconforming delivery within a reasonable time following delivery, with Seller to bear the costs arising from such rejection to the extent required under applicable law.

ARTICLE 4
COMPONENTS AND CONFIGURATION MANAGEMENT

4.1           Configuration Control. Seller will maintain source control on all parts, materials, subassemblies, and components used in connection with the manufacture of Products (“Components”), unless otherwise specified. Buyer will have access to bill of material (“BOW) data, inventory status, and production status as reasonably requested.

4.2           Product Revisions. Seller uses a product revision format that indicates different levels of product release. All revisions have a format of [major revision]-[minor revision]. Major revisions (i.e., changes that may affect the form, fit or function of the Product) are less than “1” (e.g., .01, .02, ..5, etc.) prior to production release and are “001” or greater (e.g., 001, 002, etc.) after production release. Minor revisions start with alpha characters beginning at “a” after each major revision change and are incremented for each minor revision change (e.g., a, b, c, etc.). All Products provided at a revision less than 001-a (e.g., .01-a, .01-b, .5-a, etc.) shall be considered prototypes or pre-production units (“Engineering Units”). All Products provided at a revision level of 001-a or higher (e.g., 001-a, 001-b, 002-a, etc.) shall be considered production units (“Production Units”).

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4.3           Component Scheduling. Seller shall maintain scheduling control over Components ordering and their delivery scheduling according to Seller’s production scheduling processes. Seller will issue purchase orders, or otherwise place orders, for all Components to support Buyer’s Purchase Orders throughout the term of the Agreement. Seller will commit to longer-term buys on an exception basis as reasonably requested by Buyer provided that all such requests are issued in writing to Seller by Buyer.

4.4           Components and other Parts Purchases. Seller agrees to sell sub-assemblies, Components, and other parts, from its inventory to Buyer, upon Buyer’s reasonable request. Seller will quote a price, including any minimum quantity, to Buyer for such Components upon request by Buyer. All such sales are subject to the terms of this Agreement.        .

4.5           Product Orders. Forecasts and Schedule Changes.

(a)           Buyer will provide Purchase Order(s) representing a firm commitment for Products to be delivered as specified on the Purchase Order. In addition, Buyer shall provide forecasts to Seller, which reflect Buyer’s estimate of its Product(s) volume requirements over a 12-month period.

(b)           Seller will make reasonable efforts to accommodate Purchase Order change requests, which may include requests to change order quantities and delivery dates, subject to Component availability and capacity at Seller’s sole discretion. Aggressive schedule increases will be accommodated to the best of Seller’s ability according to the terms of this Agreement. Purchase Orders may be used to make best effort purchasing decisions. Excess or scrap Components that occur as a result of Seller’s best effort purchasing decisions are Buyer’s responsibility in the event of an order cancellation, Product change undertaken in accordance with Section 1.4, or production delay to the extent caused or requested by Buyer.

ARTICLE 5
QUALITY SYSTEMS, REGULATORY, AND AGENCIES

5.1           Quality Systems Requirements. Seller will establish and maintain formal quality systems and processes that are compliant with the FDA’s Quality System Regulation (“QSR”) and ISO 13485. Such systems and processes will be provided and maintained by Seller. Any and all special quality system requirements for the Products shall be provided by or agreed to by Buyer via Specifications for the Product or as subsequently changed via Seller’s Engineering Change Order process, in writing, at the time of Purchase Order. Seller will inform Buyer and obtain prior approval for any changes to be made that can affect the quality of the Products.

5.2           Buyer Audit Rights. Seller agrees that Buyer or any of its duly authorized representatives shall have access to and the right to reasonably perform routine audits on any pertinent design, manufacturing, or quality systems or processes, and associated documentation provided that Buyer shall provide Seller with 5 working days prior written notification. Such audits shall occur at most once every 12-month period and require 2 business days or less to complete; provided, however, that this limitation shall not apply in the event of an audit or inspection required by the FDA or any other governmental or regulatory agency. Buyer and Seller shall incur all of its’ own costs in connection with routine audits.

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5.3           Quality System Records. Seller shall keep records including Device Master Records on the Products in accordance with the QSR and ISO 13485 standards for the period specified in the Exhibits.

5.4           Traceability. Seller will provide lot or serial traceability to selected Components for Product as agreed to by Buyer and Seller in accordance with Section 5.1.

5.5           Corrective and Preventive Action. A corrective and preventive action system will be managed and maintained by Seller as necessary to meet the requirements of the QSR and ISO 13485 or otherwise as a Seller of Products to Buyer in accordance with Section 5.1.

5.6           Regulatory Responsibility. Buyer shall be responsible for all FDA and other applicable international (e.g., MDD, CMDCAS, etc.) regulatory reporting and registration, regulatory submissions, Product performance monitoring, complaint handling, and field service with respect to the Products.  Buyer shall promptly notify Seller of any customer complaints related to the work performed by Seller. Seller agrees to cooperate, support and investigate such matters as requested by Buyer. Seller shall be responsible for maintaining FDA registration for the facility that manufactures the Products.

5.7           Agencies. If Buyer seeks regulatory or safety agency approval for its Product, into which Seller’s Product is incorporated, Seller agrees to cooperate and fully support Buyer as requested. Seller will cooperate with agency inspections (e.g., UL, CSA, etc.) relating specifically to the Products.

5.8           Inquiries. If any governmental agency contacts Buyer or Seller to inquire about or investigate any Product manufactured by Seller, Buyer or Seller shall use its best efforts to give notice thereof to the other party within 24 hours of receipt of such contact.

ARTICLE 6
RETURNED PRODUCT AND REPAIRS

6.1           Returned Product. All Products that Buyer deems to be non-conforming shall be returned to Seller after acquiring and including a Seller’s Return Material Authorization (RMA) number and paperwork indicating the details of the unit being returned with a serial or lot number and a description of the problem. An RMA number is available on request from the Minnetronix Quality Department.

(a)           Shipping.  Buyer shall pay for freight for Product return to Seller and Seller shall pay for freight for Product shipment back to Buyer. Seller shall use a shipping method of the same or better expediency to that which Buyer returned Product to Seller.

(b)           Decontamination.  Buyer agrees to supply Seller with a Certificate of Decontamination along with all returned Product certifying that it is free of all toxic and biohazard materials. If no such certificate is provided, Seller will perform decontamination services as needed.

6.2           Repairs. In-warranty repairs shall be performed in accordance with Section 10.4. Seller agrees to perform out-of warranty depot repair; upgrade, and troubleshooting services as

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requested by Buyer. All repairs, troubleshooting, field upgrades, and field service work performed by Buyer will be at Buyer’s sole expense, unless Buyer is entitled to recover such expenses from Seller under Section 10.2.

ARTICLE 7
DESIGN, PROCUREMENT, ASSEMBLY, AND TEST RESPONSIBILITY

7.1           Design Responsibility; Disclaimers. Buyer shall be solely responsible for the design of the Products and for their safety and efficacy for the indications and intended uses. Buyer shall bear any financial or other responsibility for Product deficiencies discovered by Buyer or Seller. It is Buyer’s sole responsibility to review, validate, and approve the Product design, any Engineering Units Seller provides, and to ensure that any resulting product is tested, manufactured, packaged, labeled (including adequate warnings), sold and/or used in a safe, careful, and effective manner. Buyer is also responsible for obtaining and maintaining any necessary approvals, including FDA, UL, CE, CSA, or FCC approvals, if required. Any and all Engineering Units that Seller delivers are provided “as is”. Any Engineering Units provided by Seller may not meet regulatory standards for medical equipment or software and are not intended for human use unless specifically manufactured for that purpose and expressly indicated as such by Seller to Buyer. Every design necessarily involves individualized professional judgments, the results of which cannot be guaranteed. Notwithstanding the foregoing, nothing in this Section 7.1 is intended to limit, and in no event shall this Section 7.1 be deemed to modify, the express obligations of Seller set forth in Sections 10.2 and 10.4.

7.2           Procurement, Assembly and Test Responsibility. Seller’s procurement, assembly and test responsibility is limited to providing a Product that is “built to print” according to written Specifications provided to Seller by Buyer (and agreed upon by Seller) or as otherwise agreed to by Buyer via Seller’s Engineering Change Order process. Seller agrees to perform additional Services as may be needed from time to time as requested by Buyer.

7.3           Product Changes, Support and Sustaining Engineering. As requested by Buyer, Seller agrees to provide technical support and sustaining engineering services required to develop, design, engineer, test, support, and implement Product or process changes.

ARTICLE 8
PAYMENT AND OTHER CONSIDERATION

8.1           Invoices; Payment Terms.

(a)           Seller shall issue invoices to Buyer as Products are shipped from Seller’s plant for the price of shipped units and shipping costs, with a credit of any applicable prepayment, downpayment, deposit or allowance for Buyer-supplied products as established in Exhibits or Amendments. For Services performed, Seller shall issue invoices to Buyer once per month.

(b)           Buyer shall deliver payment in full to Seller within thirty (30) calendar days after the later of (i) the invoice date, or (ii) the shipment date. A late fee will be assessed to any overdue invoices. Such late fee shall be the lesser of (a) 1.5%/month, or portion thereof, or (b) the maximum amount permitted by law. In the event that payment is not made within 60 days

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after invoice date, Seller may cease all efforts on the Products and refer the account to a collection agency at its sole discretion. Buyer shall be responsible for any and all collections and attorneys’ fees incurred relating to .Seller’s collection of funds owed by Buyer to Seller.

8.2           Out-of-pocket Expenses. Buyer shall pay Seller for all reasonable out-of-pocket expenses that Seller incurs in relation to the Services provided hereunder; provided that out-of-pocket expenses in excess of $2,500 in the aggregate during any 12-month period hereunder shall be approved in advance by Buyer. Reasonable out-of-pocket expenses, shall include, but not be limited to, out-of-town air and ground travel, food, and lodging where applicable, and videoconference, internet meetings, hosted conference calls, supplier non-recurring charges, fees or surcharges, or other miscellaneous third party costs resulting from Seller’s performance under this Agreement. Mileage reimbursement for personal vehicle use shall be at the current IRS rate per mile where Seller travels out-of-town by personal or company vehicle in relation to the Services provided hereunder.

8.3           Expedite Costs. Seller shall be responsible for Seller’s or Seller’s suppliers’ expedite costs incurred in order to meet the standard delivery schedule unless such expedite costs become necessary due to or are requested by Buyer. Any reasonable expedite costs incurred by Seller due to or requested by Buyer shall be recharged to Buyer.

8.4           Overtime Costs. Seller shall be responsible for Seller’s overtime costs incurred in order to meet the standard delivery schedule unless such overtime costs become necessary due to or are requested by Buyer. Any reasonable overtime costs incurred by Seller due to or requested by Buyer shall be recharged to Buyer.

8.5           Production Delays. Unless otherwise specified in an applicable Exhibit, in the event of production delays requested or caused by Buyer in excess of 30 days, Buyer shall purchase from Seller all Committed Inventory (as defined in Section 8.6(a) below) held at Seller during the delay period and pay a 1.25%/month Storage Fee (as defined in Section 8.6(b) below) with respect to each month, or any portion thereof, of the delay period until delivery of all Products or Committed Inventory from Seller to Buyer is made. The fee calculation shall be made by multiplying 1.25% by the average monthly value of the Committed Inventory held by Seller during the period to which the fee applies.

8.6           Fee Definitions.

(a)           Committed Inventory. “Committed Inventory” includes Component’s in Seller’s inventory, together with Components subject to purchase orders or other written commitments from Seller to Seller’s suppliers, that are purchased by or otherwise committed to by Seller as a result of Purchase Orders, including Components actually received by Seller or included on non-cancelable, non-returnable or limited change purchase orders from Seller to Seller’s suppliers for Components that will be received by Seller during the delay period.

(b)           Storage Fee. In the event of a production delay per Section 8.5, Seller’s “Storage Fee” covers Seller’s costs for the storage, maintenance, warranty, material handling, shrinkage, cycle counting, storage space, floor space and other overhead associated with the inventory as well as supplier management, discrepant material handling, purchasing efforts, reporting,

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tracking, and rescheduling associated with storing and managing inventory during a delay in production.

(c)           G&A Fee. This fee covers Seller’s costs for general and administrative efforts associated with various business issues including, but not limited to, purchasing, inspecting, providing warranty, inventorying, invoicing, storing, receiving, space, capitalizing, managing, and other overhead issues associated with the business relating to the items or issues to which the fee is applicable. This fee shall only be applied to costs incurred by Seller that are owed by Seller to third parties and are not included in the Price, but are otherwise covered by this Agreement and are being recharged to Buyer including, but not limited to, costs associated with Sections 8.2 - 8.4, and 8.8. The standard G&A fee shall be 25% of the amount to which to fee is applied.

8.7           Cancellation of Purchase Orders in Whole or in Part. In the event that Buyer wishes to cancel a Purchase Order or terminates the Agreement as per Sections 2.2 or 2.3, or Seller terminates this Agreement pursuant to Section. 2.2, the following terms shall apply to Committed Inventory purchased or committed to as a result of the Purchase Order (as described above in Section 4.5) from Buyer:

(a)           Seller will make reasonable good faith efforts to return unneeded Components to. its suppliers; and

(b)           Buyer will be responsible for the following costs arising from Buyer’s Purchase Order and subsequent cancellation:

(i)            Seller’s actual costs associated with non-returnable or non-cancelable Committed Inventory including Committed Inventory that has been rendered non-returnable due to work performed in accordance with this Agreement and associated Purchase Orders;

(ii)           Seller’s actual costs associated with returnable or cancelable Committed Inventory; and

(iii)          Seller’s cancellation fee of twenty (20) percent of the remaining Purchase Order value at the time of cancellation at Seller’s sole discretion; provided, however, that this cancellation fee will not be required to be paid by Buyer if Buyer terminates the Agreement pursuant to Section 2.2.

Upon payment by Buyer of the amounts set forth in Section 8.7(b) above, Buyer shall own all such Committed Inventory, and Seller shall deliver such Committed Inventory to Buyer in accordance with Section 3.3 above.

Seller’s “actual costs” include labor, overhead and other out-of-pocket expenses incurred in the purchasing, receiving, inspecting, testing, assembling, storing, counting, shipping, handling, canceling, returning, or otherwise managing or processing the Components and their suppliers.

8.8           Other costs. Other costs may be incurred for Products or additional Services provided by Seller in support of Buyer’s Products as requested by Buyer. Such costs may include, but are not limited to, Services requested by Buyer as per Sections 4.5(b), 5.6, 5.7,

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6.1(b), 6.2, 7.2, 7.3, and 9.3. Costs shall be charged to Buyer based on materials costs; third party costs, or at the then-current rates of Seller’s personnel.

8.9           Pricing Review.  Buyer and Seller agree to evaluate and/or adjust the Unit pricing stated in Exhibits no more often than once every six months at the request of Buyer or Seller.

ARTICLE 9
INTELLECTUAL PROPERTY RIGHTS

9.1           Confidential Information. Confidential Information (“Confidential Information”) includes all information furnished to the receiving party relating to the business conducted or to be conducted by the disclosing party, including, but not limited to, information on markets, customers, products, software, source code, inventions, procedures, designs, financial status, plans, organization and general business strategy. Confidential Information includes information furnished in written or electronic format as well as any information that may be derived from review of Product samples, software or other assets. Confidential Information includes information disclosed before, on or after the date of this Agreement.

(a)           All Confidential Information shall remain the property of the disclosing party;

(b)           Each party shall keep Confidential Information received from the other party in confidence and trust and shall not use it for any purpose other than for the purposes of this Agreement; and

(c)           Neither party shall disclose Confidential Information of the other party to any third party without the prior express written consent of the other party regarding such intended disclosure.

Upon termination of this Agreement, either party may request the other party to return the Confidential Information that the other party has in its possession or control provided, however, that neither party will be obligated to deliver or destroy any Confidential Information that is in electronic format; rather, the parties will be permitted to retain such Confidential Information subject to the ongoing confidentiality terms and conditions of this Agreement.

9.2           Exclusions. Notwithstanding any other provision of this Agreement, information shall not be deemed Confidential Information hereunder if it:

(a)           is or becomes publicly known through no act or omission of the party receiving the information;

(b)           is information that the receiving party can demonstrate was in the receiving party’s possession before disclosure by the disclosing party and was not acquired, directly or indirectly, from the disclosing party;

(c)           is obtained from a third party without obligation to the disclosing party and with a legal right to transmit the information; or

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(d)           is required to be disclosed pursuant to law; provided, that the receiving party shall give prompt and prior written notice thereof to the disclosing party, and, that the receiving party shall give reasonable cooperation to the disclosing party to limit any public release of such information to the extent provided by law.

9.3           Technical Data and Intellectual Property Ownership.

(a)           Each party shall retain any and all right, title and interest to any algorithms, know-how, ideas, designs, techniques, processes, concepts and the like (collectively, “Materials”) that such party possessed prior to entering into this Agreement. Buyer and Seller acknowledge that certain Materials may be used in the design, development and manufacture of the Products pursuant to this Agreement. For all Materials developed by Seller for Buyer and for the Products as a result of this Agreement for which full consideration has been made (“Developed Materials”), and to the extent that Seller can transfer such ownership, Buyer shall own all rights (including all intellectual property rights) in and to such Developed Materials. Developed Materials that Buyer reasonably considers to be a trade secret of, or otherwise patentable by, Buyer, shall be referred to herein as “Buyer Materials.” Buyer hereby grants to Seller a non-exclusive, perpetual, fully-paid up, royalty free, worldwide, irrevocable right and license, with the right to grant sublicenses, to all Developed Materials that are not Buyer Materials, to make, have made, use, reproduce, modify, make derivative works, make improvements, publicly display, distribute, sell (either directly or indirectly), and offer to sell (either directly or indirectly), lease, import, practice and otherwise transfer or dispose of such item as part of or in connection with such Developed Materials that are not Buyer Materials. Buyer must notify Seller in writing of all Developed Materials that it reasonably considers to be Buyer Materials within 60 days after Buyer first receives written notice of the same hereunder, and any such notice received by Seller after the applicable 60 day time period shall be void. In the event that Seller or a third party makes use of any such Developed Materials after the 60-day period, but prior to receipt of a notice from Buyer provided for above, any such Developed Materials that would have been Buyer Materials if proper notice had been given shall be deemed to be Developed Materials (and not Buyer Materials) and shall be subject to the license rights granted to Seller pursuant to the terms of this Section 9.3. Whenever requested to do so by Buyer, Seller shall execute any and all applications, assignments, oaths or other instruments and give testimony which Buyer shall deem necessary to apply for and obtain letters of patent of the United States or of any foreign country or to protect otherwise Buyer’s interest therein. Copyrightable materials that Seller develops in connection with this Agreement for which full consideration has been made shall be the property of Buyer and shall be deemed “works for hire” under the Copyright Act. Seller further agrees that Seller’s obligation to execute or cause to be executed, when it is in Seller’s power to do so, any applications, assignments, oaths or other instruments contemplated hereunder shall continue after the termination. of this Agreement.

(b)           Seller agrees that if Buyer is unable because of Seller’s unavailability or unwillingness after 10 business days prior written notice, or dissolution, to secure Seller’s signature, which will not be unreasonably withheld, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Developed Materials assigned to Buyer above, then Seller hereby irrevocably designates and appoints Buyer and its duly authorized officers and agents as Seller’s agent and attorney in fact, to act for and in Seller’s behalf and stead to execute and file any such applications and to do all other lawfully permitted

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acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Seller, this power and agency being coupled with an interest and being irrevocable.

(c)           Buyer and Seller further acknowledge that certain Materials:

(i)            created by or for Seller prior to its beginning work for Buyer pursuant to this Agreement (“Preexisting Materials”),

(ii)           created by or for Seller in separate efforts at its own expense, even to the extent that such work is delivered or used in the performance of this Agreement (“Ancillary Materials”),

(iii)          generally known or available to those skilled in the art, or

(iv)          owned by third parties and licensed to Seller, collectively, shall be excluded from Developed Materials.

(d)           To the extent that Seller is legally able to do so and insofar as Buyer has made full consideration for work performed under this Agreement to Seller, Seller hereby grants to Buyer a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to all Preexisting Materials that may be included in the Products, in order for Buyer to use, import, sell and have sold the Products. Subject to the foregoing, Buyer shall own all rights (including all intellectual property rights) in and to the Products, and all related design information and documentation. In addition, Seller shall provide prior written notice to Buyer before incorporating any Ancillary Materials into the Product.

(e)           Nothing in this Agreement prevents or prohibits Buyer from having the Product manufactured by a third party at any time. In no event shall Seller be required to license to Buyer or such third parties, however, or otherwise authorize such parties to use Seller’s proprietary electronic quality systems, assembly and manufacturing processes (e.g., standard operating procedures, or SOPs), and similar proprietary Materials, it being agreed and acknowledged by the parties that, as of the date of this Agreement, there are no such Materials proprietary to Seller that would be required for Buyer or any third party to manufacture, test, inspect and/or package the Products in accordance with the Specifications.

9.4           Seller’s Inability to Deliver. In the event that Seller can no longer provide the Products to Buyer due to Seller’s bankruptcy, insolvency, or Seller otherwise ceasing to conduct its operations, Seller shall provide Buyer with non-exclusive, perpetual, irrevocable, worldwide, royalty-free license rights to any intellectual property owned by Seller necessary for the production of the Products. Seller shall provide to Buyer all information, designs, and documentation required to produce the Products, including, but not limited to, design, assembly, test, and manufacturing documentation, test equipment, electronic files, software source code and executables, programming equipment, and any other Components required to produce the Products. These Components shall be provided by Seller to Buyer in a timely manner and at a reasonable cost.

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ARTICLE 10
INDEMNITIES, LIMITATION OF DAMAGES, AND WARRANTIES

10.1         Buyer’s Indemnification. Buyer shall indemnify, defend, and hold harmless Seller and its officers, directors, employees, agents, successors and assigns from and against any and all losses, claims, actions, costs, liabilities, expenses, fines, damages, and other relief or penalties it or they may suffer (including, but not limited to, reasonable attorneys’ fees and expenses) as a result .of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and to the extent resulting from:

(a)           any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Exhibit hereto,

(b)           any act or omission of Buyer or its employees or agents that constitutes negligence, willful misconduct or actual fraud,

(c)           illness, injury or death to any person relating to or arising out of Buyer’s performance of this Agreement,

(d)           damage to any real or tangible personal property relating to or arising out of Buyer’s performance of this Agreement,

(e)           the provision, sale, use or other exploitation of the Products or any part thereof, or any products that incorporate the Products, which infringes or violates any patent, copyright, trademark, tradename, trade secret or any other proprietary right of any third party,

(f)            the testing, possession, provision, sale, use, operation or other exploitation of a Product or the testing, possession, provision, sale, use, operation or other exploitation of any of Buyer’s products using or containing a Product or any other claims whatsoever by whomsoever relating to or arising out of the Product or Buyer’s products that incorporate any aspect of the Services provided or Products sold hereunder, and

(g)           any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing,

provided that, Buyer’s obligation to indemnify Seller hereunder shall apply only if:

(a)           Seller gives Buyer prompt notice after learning of any such claims or actions,

(b)           Buyer shall have exclusive control over the defense and settlement of any such claim or actions,

(c)           Seller shall not settle or compromise any such claims or actions without Buyer’s prior written approval, and

(d)           Seller shall cooperate with Buyer in a defense and settlement of any claim, at Buyer’s expense, provided that Buyer shall not be liable hereunder for any settlement or compromise negotiated by Seller unless Buyer agrees in writing to be so bound. If Seller

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provides notice of a claim in accordance with (a) above and is not notified within ten (10) days thereafter that Buyer intends to defend the claim, Seller shall be entitled to defend such claim, and settle or compromise such claim, subject to the indemnification provided for herein.

The foregoing indemnity shall not apply to the extent that such claims or actions for damages or other relief arise from the negligent acts or omissions, willful misconduct, breach of any terms or provisions of this Agreement by, or other unlawful conduct of, Seller or any of Seller’s employees or agents.

10.2         Seller’s Indemnification. Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents, successors and assigns from and against any and all losses, claims, actions, costs, liabilities, expenses, fines, damages, and other relief or penalties it or they may suffer (including, but not limited to, reasonable attorneys’ fees and expenses) as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and to the extent resulting from:

(a)           any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any Exhibit hereto,

(b)           any act or omission of Seller or its employees or agents that constitutes negligence, willful misconduct or actual fraud,

(c)           illness, injury or death to any person relating to or arising out of Seller’s performance of this Agreement except as to any such illness, injury or death arising out of or relating to Buyer’s testing, possession, provision, sale, use, operation or other exploitation of the Products,

(d)           damage to any real or tangible personal property relating to or arising out of Seller’s performance of this Agreement except as to any such damage arising out of or relating to Buyer’s testing, possession, provision, sale, use, operation or other exploitation of the Products, and

(e)           any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing, provided that, Seller’s obligation to indemnify Buyer hereunder shall apply only if:

(f)            Buyer gives Seller prompt notice after learning of any such claims or actions,

(g)           Seller shall have exclusive control over the defense and settlement of any such claim or actions,

(h)           Buyer shall not settle or compromise any such claims or actions without Seller’s prior written approval, and

(i)            Buyer shall cooperate with Seller in a defense and settlement of any claim, at Seller’s expense, provided that Seller shall not be liable hereunder for any settlement or compromise negotiated by Buyer unless Seller agrees in writing to be so bound. If Buyer provides notice of a claim in accordance with (a) above and is not notified within ten (10) days

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thereafter that Seller intends to defend the claim, Buyer shall be entitled to defend such claim, and settle or compromise such claim, subject to the indemnification provided for herein.

The foregoing indemnity shall not apply to the extent that such claims or actions for damages or other relief arise from the negligent acts or omissions, willful misconduct, breach of any terms or provisions of this Agreement by, or other unlawful conduct of, Buyer or any of Buyer’s employees or agents.

10.3         Limitation of Damages. Neither party shall be liable to the other party for lost revenues, lost profits or other incidental, indirect, special, consequential, or exemplary damages in connection with this Agreement or performance hereunder, whether or not a party has been advised by the other party of the probability of such damage or loss, whether such damage or loss arises in contract, tort, including negligence, strict liability or otherwise. Buyer is obligated to train and instruct its employees and any potential users of the Products with regard to their safe and proper use. Buyer’s sole remedy under this Agreement for any Products that fail to conform to the applicable Specifications or otherwise for Seller’s breach of this Agreement shall be the repair or replacement of the Products or a refund of the amount actually paid to Seller by Buyer for the Product(s).

10.4         Warranties.

(a)           Seller warrants to Buyer that each Production Unit, for a period to be specified in the Exhibit(s), shall: (i) conform in all material respects to all of the Product Specifications; and (ii) be free from all defects in materials and workmanship. The foregoing warranties do not apply to any third party software or any other third party Components that are embedded or incorporated into the Products, provided that Seller shall assign to Buyer any warranties received from such third parties to the extent that Seller is permitted to make such assignments. During this period and only during this period, Seller’s responsibility shall include and be limited to the labor costs for work performed by Seller at Seller’s facility, component replacement, and domestic ground shipment of Products from Seller’s facility. In all cases, costs not related to warranty repair or replacement shall be borne by Buyer.

(b)           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING ANY EXHIBITS), SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCTS.

ARTICLE 11
MISCELLANEOUS

11.1         Amendment. No amendment or modification of this Agreement shall be binding upon Buyer or Seller unless set forth in a written instrument signed by Buyer and Seller.

11.2         Changes. Any change in the (a) Product technical requirements and descriptions, Specifications, statement of work, drawings or designs; (b) shipment or packing methods; (c) place of delivery; (d) amount of Buyer-furnished Components or property; or (e) Product production methods and processes which may affect form, fit, function, interchangeability,

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reliability, or safety of the Products, shall require the prior mutual, written consent of. Buyer and Seller, which consent shall not be unreasonably withheld. If any such changes cause an increase or decrease in the cost of or the time required for performance of this Agreement, an equitable adjustment in the Prices and schedules of this Agreement shall be made to reflect such increase or decrease and this Agreement shall be modified in writing accordingly.

11.3         Insurance.

(a)           Seller’s Insurance.  Seller agrees to obtain and maintain the following minimum insurance coverages and limits:

(i)	Worker’s Compensation:	Statutory limits in each state in which Seller is required to provide Worker’s Compensation coverage

(ii)	Employer’s Liability:	$100,000

(iii)	Comprehensive General Liability:	$2,000,000 per occurrence excluding completed products and completed operations

Seller is responsible for any theft, loss, or damage to Buyer-owned property for which Seller is legally liable.

(b)           Buyer’s Insurance.  Buyer agrees to obtain and maintain the following minimum insurance coverages and limits:

(i)	Worker’s Compensation:	Statutory limits in each state in which Buyer is required to provide Worker’s Compensation coverage

(ii)	Employer’s Liability:	$100,000

(iii)	Comprehensive General Liability:	$2,000,000 per occurrence including completed products and completed operations

(iv)	Product Liability Insurance:	Appropriate and adequate for Products naming Seller as Additional Insured on a primary basis

Buyer shall provide Seller with a copy of Buyer’s certificate of insurance indicating that Seller is named as an Additional Insured on a primary basis. Buyer assumes responsibility, except as specified above, for any theft, loss, or damage, including ordinary wear and tear, to Buyer-owned property regardless of location, upon its delivery to Seller or its manufacture or acquisition by Seller on Buyer’s behalf. This includes, but is not limited to, equipment, materials, parts, assemblies, work in process, finished goods, returned goods, data, documentation, tooling, and any other property of Buyer.

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11.4         Subcontract Management.  Seller is responsible for the management of its subcontractors, suppliers, and/or vendors at its sole discretion.

11.5         Personnel Assignment.  Seller reserves the right to assign, or reassign personnel at its sole discretion.

11.6         Location of Work.  All work will principally be performed at Seller’s facility.

11.7         Public Announcement.  Except as otherwise required by applicable law or stock exchange rule, each of Seller and Buyer will not, and will not permit any of its respective affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement with respect to this Agreement or its business relationship with the other party without the consent of the other party, except that Seller shall be permitted to add Buyer to its customer list and related marketing materials without having to obtain Buyer’s consent once Buyer has publicly disclosed this Agreement or its relationship with Seller.

11.8         Assignment.  A party’s rights under this Agreement may not be assigned or transferred in whole or in part by operation of law or otherwise without the other party’s prior express written consent, which shall not be unreasonably withheld, conditioned, or delayed. Any attempted assignment of any rights, duties or obligations hereunder without such consent shall be void. This Agreement shall be enforceable by, inure to the benefit of, and shall be binding upon the successors and assigns of the parties hereto.

11.9         Force Majeure.  If performance of this Agreement, or of any obligation hereunder, is prevented, restricted or interfered with by any act or condition beyond the reasonable control of the party affected thereby, including without limitation, fire or other casualty or accident; strikes or labor disputes; war, terrorist attacks or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental or intergovernmental agency or body, the party so affected shall be excused from such performance to the extent of such prevention, restriction or interference. If such force majeure prevents or delays the performance of Seller hereunder, Buyer-arid Seller shall extend the Agreement for a period of time equal to the period of force majeure suffered by Seller. Notwithstanding the foregoing, if the force majeure event continues to prevent, restrict or interfere with performance of Buyer’s or Seller’s obligations hereunder for more than 60 days, either party may terminate this Agreement, in whole or in part (including any Exhibit or Purchase Order), by written notice, as of a date specified by such party.

11.10       Arbitration and Dispute Resolution.  The parties shall use all reasonable efforts and negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement. If the parties are unable, notwithstanding such good faith negotiation, to settle the matter in controversy, the parties shall submit such unresolved disputes to binding arbitration in accordance with the then current commercial arbitration rules of the International Institute for Conflict Prevention and Resolution (CPR). The parties agree that any arbitration will take place in St. Paul, Minnesota. The prevailing party in any such arbitration or in any judicial enforcement thereof shall be entitled to its reasonable attorneys’ fees and arbitration costs in addition to any other amount of recovery ordered by such arbitrator or court.

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11.11       Taxes.  Pricing stated in Exhibits shall be exclusive of any federal, state, or local excise, sales, use or other applicable taxes (excepting income taxes of Seller). Any such costs and taxes shall be the responsibility of Buyer.

11.12       Severability.  Should any provision of this Agreement be finally determined to contravene any applicable law or governmental regulation, such provision shall be automatically terminated and performance thereof by both parties shall be waived to the extent of such contravention. Should such provision be considered by either party to be an essential element of this Agreement, the parties hereto agree to negotiate a new, applicable provision in good faith.

11.13       Waiver and Discharge.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.14       Notices.  Any notice given under this Agreement shall be in writing and shall be: (1) given by confirmed facsimile transmission, (2) sent registered or certified mail, postage prepaid, return receipt requested, or (3) sent by any overnight delivery service which delivers to the noticed destination, and provides proof of delivery to sender. All notices shall be effective when first received at the following addresses:

If to Buyer:	If to Seller:

MedicalCV, Inc.	Minnetronix, Inc.
9725 South Robert Trail	1635 Energy Park Drive
Inver Grove Heights, MN 55077	St. Paul, MN 55108
Attn: Robert W. Clapp	Attn: Richard A. Nazarian

11.15       Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota without regard to any choice of law provisions thereof.

11.16       Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.17       Injunctive Relief, Attorneys’ Fees.  Each party shall be entitled to seek injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a breach of this Agreement without the necessity of proving actual damages or posting any bond. In the event of any legal action or proceeding arising out of or resulting from this Agreement, the prevailing party shall also be entitled to recover its reasonable attorneys’ fees and costs thereby incurred.

11.18       Binding Agreement.  Execution of this document shall create a binding Agreement. and constitutes a commitment on the part of Buyer to pay for all Products delivered hereunder according to the purchase price or rate structure stated in the Agreement, Exhibits, or Amendments.

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11.19       Complete Agreement.  This Agreement, together with all Exhibits, Amendments, Purchase Orders and related documents contains the complete agreement between Buyer and Seller with respect to its subject matter. The parties agree that any design or development agreement between the parties shall not be deemed to be a part of this Agreement.  This Agreement supersedes any and all previous discussions, prior understandings, agreements or representations, written or oral, by or between the parties, which may have related to the subject matter hereof.

Each party is signing this production services agreement on the date stated below that party’s signature.

MINNETRONIX, INC.		MEDICALCV, INC.

By:	/s/ Jonathan D. Pearle	By:	/s/ Robert W. Clapp
Name:	Jonathan D. Pearle	Name:	Robert W. Clapp
Title:	CFO / COO	Title:	Vice President, Operations

Date:	12.06.2006	Date:	12.06.2006

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MINNETRONIX®
Thinking Medical Systems

MINNETRONIX, INC.-MEDICALCV, INC.
PRODUCTION SERVICES AGREEMENT
EXHIBIT A

MEDICALCV, INC.
RECIPROCATOR INSTRUMENT
PRODUCT ADDENDUM

1635 ENERGY PARK DRIVE

ST.  PAUL, MN 55108

PH: 651.917.4060

FAX: 651.917.4066

WWW.MINNETRONIX.COM

Exhibit A to Minnetronix Production Services Agreement

EXHIBIT A

MEDICALCV, INC.  RECIPROCATOR INSTRUMENT
PRODUCT ADDENDUM

This Exhibit A to the Production Services Agreement dated as of December 6, 2006 (the “Agreement”), between MEDICALCV, INC.  (`Buyer”) and MINNETRONIX, INC.  (“Seller”), is dated as of December 6, 2006 (“Effective Date”), and is between Buyer and Seller.  Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings given to such terms in the Agreement.

A.1.         Product Description.  The ASBY Opportunity Reciprocator Instrument, Seller’s Part # AE-0000-74-6 (referred to in this Exhibit A as the “Product”), is a subsystem of Buyer’s Solar™ Minimally Invasive Cardiac Ablation System (the “System”).  Revision numbers for the Product may change from time to time through Seller’s Engineering Change Order (“ECO”) system.

A.2.         Pricing.  The applicable price for the Product in effect from time to time (“Price”) shall be determined in accordance with the terms and conditions set forth in the Agreement and this Exhibit A.  Each Purchase Order must specify Seller’s part and revision numbers for the Product.  The Price applicable to Buyer’s initial order of six (6) units shall be as shown in the following table:

Order Volume	Purchase	Description	Seller’s Part #	Rev.	Price/Unit Commitment
First 6 units	One (1) month	ASBY Opportunity Reciprocator Instrument	AE-0000-74-6	001-a	$25,000	*

*                                         On or before execution of this Exhibit A, Buyer shall have placed an initial Purchase Order with Seller for six (6) Production Units in accordance with the terms and conditions set forth in Seller’s Project Scope Change No. 1299 dated August 7, 2006 (“PSC No.  1299”).  Upon shipment of these six (6) Production Units, Seller will invoice Buyer for that portion of the aggregate Price for such Production Units, if any, not previously paid by Buyer.

For Products to be ordered by Buyer following placement of Buyer’s initial Purchase Order hereunder, the Price shall be determined via a Seller’s Price quotation and corresponding placement of a Purchase Order by Buyer accepting such Price.  The Price shall be quoted and agreed to from time to time based on a quantity and delivery schedule as requested by Buyer and stated on Purchase Order(s) Placed by Buyer.  Subsequent to placement of such Purchase Order(s), it is subject to change if the Agreement, Specifications, Components, Products, Services, Exhibit, order quantity or delivery period are changed.

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A.3.         Downpayment.  For each Purchase Order placed by Buyer following Buyer’s initial Purchase Order for six (6) Production Units, a downpayment equal to 20% of the value (i.e., Price times number of units) of each order of Products shall be paid by Buyer at the time of placement of a Purchase Order.  Any NRE fees must also be paid by Buyer at the time of placement of a Purchase Order (see Section A.15 below).  An appropriate credit will be given on each unit delivered to Buyer to account for the downpayment.  The downpayment requirement in intended to share the materials and schedule risk that is taken on by both parties once an order is placed for Buyer’s Product.

A.4.         Delivery Schedule.  The delivery schedule for Product orders will be as stated on Purchase Orders placed by Buyer, based on quantity and delivery terms included in Seller’s Price quote, and agreed upon by Seller.

A.5.         System Components.  The Product includes all items included on Seller’s Part # AE-0000-74-6.  It includes a foot switch and a power cord, but does not include a laser interface cable or any technical manuals or instructions for use.

A.6.         Testing.  The Product functional and quality control testing to be performed to verify the Product’s conformance to the Specifications at the time of delivery will be as per the testing and inspection procedures defined in the Device Master Record (“DMR”) or as otherwise established and agreed to by Buyer via Seller’s ECO system.

A.7.         Packaging.  The Product packaging will be as currently specified in the DMR or otherwise established and agreed to by Buyer via Seller’s ECO system.

A.8.         Warranty.  The warranty period shall be one (1) year parts and labor after date of shipment of the Production Unit.  Any damage due to sources other than the Production Unit itself, abuse, or misuse of such Production Unit after shipment voids Seller’s limited warranty of such Production Unit.

A.9.         Documentation.  Consistent with FDA Class II/MDD Class IIa requirements.

A.10.      Records.  Consistent with FDA Class II/MDD Class IIa requirements.  The DMR and Device History Records shall be kept by Seller for the lesser of (a) ten (10) years from the date of manufacture for each device or (b) two (2) years after Seller’s last production date of the Product.  The Design History File shall be kept by Seller for two (2) years after Seller’s last production date of the Product.  In any event, the records shall be made available to Buyer upon request and offered for transfer prior to their deletion or destruction by Seller.

A.11.      Seller Responsibilities.  Seller shall be responsible for the assembly, testing (including final quality assurance testing of saleable Product), and inspection of each Production Unit as defined in the DMR, and packaging and shipping to Buyer.

A.12.      Buyer Responsibilities.  Buyer shall be responsible for validation of the Product as incorporated into the System, final quality assurance testing of a saleable System, and final labeling (e.g., instructions for use), packaging and shipping to end-users.

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A.13.      Product Labeling Serialization, and Traceability Requirements.  Serialization, traceability and labeling of each Production Unit shall be performed by Seller in a manner consistent with FDA Class II/MDD Class IIa requirements, as specified in the DMR or otherwise established and agreed to by Buyer via Seller’s ECO system.

A.14.      Process FMEA/Validation.  A Process FMEA will not be required to be performed for the Product.  No special processes or qualifications are currently required under the QSR to be validated in order to build the Product.  In the event it is later determined that any process validation activities are required, Seller will inform Buyer of the fees associated with such activities prior to performing the work, the cost of which shall be borne by Buyer.

A.15.      NRE Fees.  Any non-recurring engineering (`NRE”) fees incurred by Seller with respect to the Products, including any required supplier NRE fees, will be recharged to Buyer in accordance with Section 8.2 of the Agreement.

A.16.      Lead-Time Requirements.  Seller’s current long lead times for purchasing Components for the Product (i.e., the lead times required to order and receive Components at Seller’s dock, but not including Seller’s receiving, inspection and Product assembly time, which typically requires an additional two to four weeks) are set forth in the following table (which lead time may change in the future due to market conditions):

Seller’s Component Part #	Component Description	Required Lead Time
AP-0000-83-8	ASBY PCB Opportunity Retraction Mechanism Controller	14 weeks
AP-0000-84-5	ASBY PCB Opportunity Hall Effect Switch	14 weeks
70-0000-04-7	POWER SUPPLY AC/DC 264Vin +5Vout 200W +5V/15A,+24V/3A,+12V/2A, +12V/2A, universal input, medical BF, 80-90	12 weeks
99-0000-49-8	MISC AF 11045-002 Transonic Ultrasonic Flowmeter Board Assembly	10 weeks

A.17.      Service/Spare Parts Needs.  Buyer is responsible for identifying and placing Purchase Orders for Buyer’s spares requirements at the time of Product order.

A.18.      Excess/Scrap Components.  The costs of scrap and/or non-conforming material incurred during normal production activities shall be borne by Seller.  The cost of scrapped and/or excess Components up to 10% over the aggregate value of the order quantity or other pre-approved purchase quantities shall be borne by Buyer in the event of part obsolescence, or the end of Product life at Seller.  This is intended to cover Components that are no longer needed for the Product due to ECOs or end of Product manufacturing at Seller.  Additionally, Buyer is responsible for excess Components that are purchased due to minimum buy quantities from the

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Product Component suppliers.  Excess parts will be transferred to Buyer upon completion of the production orders in accordance with Section 4.5 of the Agreement.

A.19.      Design Changes.  Seller will manage suppliers, parts specifications, and other associated documentation for the Products in Seller’s internal systems.  However, the Price does not include the cost of future design changes to the Product.  In the event of required or requested design changes, Seller will inform and obtain approval from Buyer for the fees associated with such design changes prior to performing the work.

A.20.      Troubleshooting.  Buyer is responsible for Product defects due to design issues.  Seller will make reasonable efforts to increase Product yields and repair Products.  Extensive troubleshooting and repair of design-related issues encountered during production and testing will be at Buyer’s expense in accordance with Section 8.8 of the Agreement.

A.21.      Sustaining Services.  See separate Sustaining Services Agreement between Seller and Buyer.

A.22.      Service.  See separate Servicing Agreement between Seller and Buyer for service terms.

A.23.      Equipment Maintenance.  Seller will maintain equipment used in the assembly and testing of these devices as required by FDA regulations and ISO 13485 standards.  This includes inspection, calibration and/or other maintenance as necessary.  Buyer-owned equipment, if any, shall be calibrated and maintained as required at Buyer’s expense in accordance with Section 8.8 of the Agreement.

A.24.      Test Fixtures and Equipment.  Seller will provide standard assembly and test equipment.  Any non-standard test equipment or fixtures will be provided by or purchased by Buyer.  In addition, Buyer will provide Product-specific test equipment, fixtures and training on such devices free of charge.  The parties are not aware of any non-standard test equipment or fixtures that would be required to manufacture the Product.

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Each party is signing this Exhibit A on the date stated below that party’s signature.

MINNETRONIX, INC.		MEDICALCV, INC.

By:	/s/ Jonathan D. Pearle	By:	/s/ Robert W. Clapp
Name:	Jonathan D. Pearle	Name:	Robert W. Clapp
Title:	CFO / COO	Title:	Vice President, Operations

Date:	12.06.2006	Date:	12.06.2006

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EXHIBIT 31.1

CHIEF EXECUTIVE OFFICER CERTIFICATION PURSUANT TO EXCHANGE ACT RULE 13a-14(a)

I, Marc P. Flores, certify that:

1.             I have reviewed this quarterly report on Form 10-QSB for the quarterly period ended January 31, 2007, of MedicalCV, Inc.;

2.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.             The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)           designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)           evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)           disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.             The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)           all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)           any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Dated: March 15, 2007	By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

EXHIBIT 31.2

CHIEF FINANCIAL OFFICER CERTIFICATION PURSUANT TO EXCHANGE ACT RULE 13a-14(a)

I, Eapen Chacko, certify that:

1.             I have reviewed this quarterly report on Form 10-QSB for the quarterly period ended January 31, 2007, of MedicalCV, Inc.;

2.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.             The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)           designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)           evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)           disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.             The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)           all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)           any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Dated: March 15, 2007	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

EXHIBIT 32.1

CHIEF EXECUTIVE OFFICER CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the Quarterly Report of MedicalCV, Inc. (the “Company”) on Form 10-QSB for the quarterly period ended January 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Marc P. Flores, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.             The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.             The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Dated: March 15, 2007	By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

EXHIBIT 32.2

CHIEF FINANCIAL OFFICER CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the Quarterly Report of MedicalCV, Inc. (the “Company”) on Form 10-QSB for the quarterly period ended January 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Eapen Chacko, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.             The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.             The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Dated: March 15, 2007	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

EXHIBIT 99

CAUTIONARY STATEMENT

MedicalCV, Inc., or persons acting on our behalf, or outside reviewers retained by us making statements on our behalf, or underwriters of our securities, from time to time, may make, in writing or orally, “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This Cautionary Statement, when used in conjunction with an identified forward-looking statement, is for the purpose of qualifying for the “safe harbor” provisions of the Litigation Reform Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made, or referred to, in connection with any such forward-looking statement.

The following matters, among others, may have a material adverse effect on our business, financial condition, liquidity, results of operations or prospects, financial or otherwise, or on the trading price of our common stock. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements.

Risks Related to Our Business

We have a history of losses and no assurance of future profitability.   We have incurred losses in each of the last ten fiscal years. We had a net loss to common shareholders of $19,094,872 for the fiscal year ended April 30, 2005 and a net loss to common shareholders of $4,936,131 for the fiscal year ended April 30, 2006. For the nine months ended January 31, 2007, we had a net loss to common shareholders of $9,867,824. As of January 31, 2007, we had an accumulated deficit of $57,210,912. We expect to continue to incur substantial losses until we are able to successfully introduce new products and generate substantial revenue.

We expect to continue to incur operating losses and negative operating cash flow as we support the continued development and commercial launch of our SOLAR™ Surgical Ablation System.  We did not have any clinical-ready SOLAR System inventory at March 1, 2007.  Once we have built, qualified, and released clinical-ready SOLAR System inventory, and have obtained 510(k) clearance, we anticipate that we will require several additional weeks to place the capital equipment in hospitals and train physicians on the use of our SOLAR System before we can complete the commercial launch of such product.  We do not expect to generate material sales of the SOLAR System until fiscal year 2008, at the earliest.  Even if we begin to generate revenue from our SOLAR System, it may be several years, if ever, before we achieve profitability and positive cash flow. If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. In addition, the report of our independent registered public accounting firm for each of fiscal years 2005 and 2006 includes an explanatory paragraph expressing doubt about our ability to continue as a going concern.

We will require additional financing by the end of April 2007, which may be difficult to obtain, in order to continue operating.   Given the insufficiency of our existing capital resources, we will require additional financing to continue operations, to complete the planned launch of our SOLAR System, and to achieve our long-term goal of providing a surgical ablation treatment option for atrial fibrillation (“AF”). Because we are not generating measurable cash flow from operations, we will be required to raise additional funds through public or private sales of equity securities or the incurrence of indebtedness. If financing is not available to us by the end of April 2007, we will be required to cease operating.

Our ability to fund continued operations depends on the availability of equity and debt financing, which is affected by prevailing economic conditions in the medical device industry and financial, business and other factors, some of which are beyond our control. We cannot assure you that we will obtain financing on favorable terms or at all. If we elect to raise additional capital through the issuance and sale of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution. Debt financing, if available, may involved significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs.

The U.S. regulatory pathway to our long-term goal may be very costly.   Our ATRILAZE Surgical Ablation System is cleared for ablating soft tissue, to include cardiac tissue. Our SOLAR Surgical Ablation System is expected to be initially cleared for soft tissue. Obtaining FDA labeling for our SOLAR System to be used for the treatment of AF, which is our long-term corporate goal, would require a lengthy and costly clinical trial. We cannot assure you that the system will prove to be a safe and effective treatment option or that the FDA will expand the labeling for the specific indication of AF. If the labeling is not expanded, our future revenue and earnings growth will be materially affected.

Initial uses of our systems may be “off label” in the U.S.   At present, no U.S. medical device has obtained FDA labeling for treatment of AF, including our own systems. Thus, to the extent that our devices are used for the treatment of cardiac arrhythmias, including AF, their use would be considered “off label” in the context of current medical device regulation. Widespread adoption of our systems for the treatment of cardiac arrhythmias, including AF, may not be possible unless we are able to achieve such labeling in the U.S., which would require a lengthy and costly clinical trial.

We may be subject to fines, penalties or injunctions if we are determined to be promoting our products for unapproved, “off-label,” or new uses, or making false, misleading or unsubstantiated claims, which would harm our operating results and reduce the value of your investment.   Our promotional materials and training methods for physicians must be in compliance with FDA and other applicable regulations. FDA regulations prohibit us from promoting or advertising our products for uses not within the scope of our clearances and from making unsupported safety or effectiveness claims. These determinations can be subjective and the FDA may disagree with our promotional claims. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, or makes false or misleading claims or claims not supported by adequate scientific data, the agency could subject us to serious enforcement sanctions and/or limit the promotional claims that we are permitted to make for our products. The FDA typically does not permit promotional claims for a device based upon physician reports and other anecdotal data. We cannot assure you, therefore, that the FDA would agree that any independent peer-reviewed studies are scientifically adequate to support the claims we make for our products. The FDA also may limit or prohibit claims based on comparison of our products with other surgical cardiac tissue ablation technologies and devices in the absence of a scientifically valid head-to-head clinical trial or other adequate supporting data. Any legal limitations on the promotional claims we may make for our products will limit the growth rate of our sales and raise the level of selling effort required to achieve those sales.

Even if our SOLAR System receives FDA 510(k) clearance, we cannot assure you that the system will be equal to or superior to other systems for the ablation of soft tissue.   Although laser energy has been used widely in various surgical procedures, the use is relatively novel in minimally invasive procedures to ablate cardiac tissue and potentially treat AF. While our SOLAR System has demonstrated success in ablating cardiac tissue in animals, we have not yet conducted studies in a human clinical setting. Accordingly, we cannot assure you that this system will be clinically effective. In addition, our competitors have developed alternative surgical treatments to ablate cardiac tissue and

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potentially treat AF. Furthermore, our competitors may be in the process of creating similar or superior treatments or procedures to our SOLAR System of which we are not aware. If our SOLAR System does not prove to be equal to or superior to other systems for the ablation of tissue, it would have a material adverse effect on our business, financial condition, operating results and cash flows.

Even if we obtain regulatory clearance, we cannot assure you that our SOLAR System will gain physician acceptance.   A limited number of cardiovascular surgeons and cardiologists can influence medical device selection and purchase decisions for a large portion of the target cardiovascular surgery patient population. Even if we obtain FDA 510(k) clearance for our SOLAR System, we cannot assure you that it will gain any significant degree of physician acceptance, or that users will accept our SOLAR System as preferable to alternative products or methods for tissue ablation. Physician acceptance of this system depends upon a number of additional factors, many of which are beyond our control, including:

•       Our success in obtaining a cardiac indication for our SOLAR System;

•       Our success in extending our labeling to the treatment of AF;

•       The perceived safety and effectiveness of the system;

•       Our ability to effectively train physicians and staff on the features, benefits and safe operation of our systems;

•       The prevalence and severity of any side effects, including damage to adjacent organs and structures;

•       The acceptable procedure time associated with the use of the system;

•       Potential advantages over alternative treatments;

•       The strength of marketing and distribution support; and

•       Third party coverage of reimbursement.

If our SOLAR System does not achieve an adequate level of acceptance by physicians, patients or healthcare payers, we may not generate significant revenue, we may not become profitable, and we may be unable to continue operating.

Our success depends on the availability and adequacy of third party reimbursement for the relevant surgical procedures.   Our ability to market products successfully in the U.S. depends in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers, health maintenance organizations and other third party payers.

Payers may challenge the need for, and prices of, high technology medical products such as ours. Third party payers may deny reimbursement for procedures that they deem experimental or for devices used in ways other than as cleared by the FDA or stated in their indications for use. With respect to our products, some private payers could deny coverage until the medical profession generally accepts devices and new procedures. The inability of hospitals and other providers to obtain reimbursement from third party payers for our products would have a material adverse impact on our business, financial condition, operating results and cash flows. Healthcare reform may also impact sales of new products. In the U.S. reforms may include:

•       Reduction of Medicare and Medicaid reimbursements for complex procedures, such as the surgical treatment of cardiac arrhythmias, including AF;

•       Controls on health care spending through limiting the growth of private health insurance premiums and Medicare and Medicaid spending; and

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•       Fundamental changes to the health care delivery system.

If we are unable to manage our expected growth, our future revenue and operating results may be adversely affected.   If we receive FDA clearance for our SOLAR System, we will need to rapidly expand our sales and marketing operations, grow our research and development efforts, and enhance our administrative operations. This expansion is expected to place a significant strain on our management and operational and financial resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth. To commercialize our SOLAR System, to manage our growth, and to fund clinical studies, we will be required to improve existing and implement new operational and financial systems, procedures and controls and expand, train and manage our employee base. If we are unable to manage our growth effectively, our business, financial condition, operating results and cash flows could be materially adversely affected.

Our efforts to develop and commercialize new products beyond our ATRILAZE System and accessory products are at an early stage and are subject to a high risk of failure.   A key element of our strategy is to develop and commercialize new products for the treatment of AF as extensions of, or in addition to, our ATRILAZE System. We are seeking to do so through our internal research programs and we may explore strategic collaborations for the development of new products utilizing our core technology. Research programs to develop and commercialize new products require substantial technical, financial and human resources, whether or not any products are ultimately developed. If we fail to develop and commercialize new products, including our SOLAR System, our business will suffer.

We may need to fund ongoing clinical studies throughout the lifecycle of each of our products, providing scientific data to regulatory agencies and cost effectiveness data to third party healthcare payers.   The FDA, foreign regulatory agencies and third party health care payers may require scientific clinical outcomes data and cost effectiveness data. We will need to provide this data throughout our products’ lifecycles. Payers and governmental agencies may change the frequency and breadth of clinical research required, potentially significantly increasing our costs. Without adequate positive outcomes data that demonstrate advantages from the use of our SOLAR System, we may not achieve any significant market penetration. We cannot assure you that our outcomes data will be adequate to meet present or future medical device utility requirements. If our outcomes data does not meet such requirements, we may be unable to sell our products or obtain third party reimbursement for the costs of our products.

Substantial government regulation abroad may restrict our ability to sell our SOLAR System or other products.   If we choose to market our products in foreign countries, we must also comply with laws and regulations of foreign countries in which we market such products. In general, the extent and complexity of medical device regulation is increasing worldwide. This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result. We cannot assure you that our products will obtain any necessary foreign clearances on a timely basis, or at all.

Our products face competition from those of well established companies with greater financial and marketing resources, as well as alternative therapies or treatment options.   Our industry is highly competitive, subject to change, and significantly affected by new product introductions and other activities of industry participants. Many of our competitors have significantly greater financial and human resources than we do and have established reputations with our target customers, as well as worldwide distribution channels that are more established and developed than ours. Our primary competitors include AtriCure, Inc., Boston Scientific Corp., CryoCath Technologies, Inc., ESTECH, Inc., Medtronic, Inc. and St. Jude Medical, Inc. As of March 1, 2007, no company had received FDA labeling or clearance to market an ablation system for use as a treatment of AF in the U.S. However, our competitors provide products that have been adopted by physicians for the off-label treatment of AF.

We and many of our competitors have developed surgical ablation devices that have been used to treat AF concomitant with an open-heart surgical procedure. We and our competitors utilize different technologies as energy sources for ablation devices, including cryothermy, radiofrequency, microwave,

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high-intensity focused ultrasound and laser. Each of these companies is also currently working with its core technology to develop devices that can be used as a stand-alone, minimally invasive AF treatment.

Some of our competitors, including Boston Scientific Corp., Cardima, Inc., CryoCath Technologies, Inc., CryoCor, Inc., Johnson and Johnson, Inc., Medtronic, Inc., and St. Jude Medical, Inc., offer catheter-based treatments. These companies sell products that are used by physicians to treat the population of patients that have AF, but are not candidates for open-heart surgery, which is the same group of patients that we believe would most benefit from our SOLAR System. Some of these catheter-based treatments already have FDA clearance or approval for cardiac use, including the treatment of certain arrhythmias, although none has approval for the treatment of AF.

Because of the large number of competitors and treatment options in the AF market, we cannot assure you that even if we commercially launch our SOLAR System that we will be able to compete effectively.

We may be unable to extend and protect our proprietary rights which are critical to our success in developing products for cardiac tissue ablation and the potential treatment of AF.   We have been issued three U.S. patents covering various methods and apparatus for treating tissue including treatment for AF. As of March 1, 2007, we had 13 pending U.S. patent applications and several international patent applications relating to products we have designed for use in treating AF. We expect to seek patent protection for additional products that we may develop in the future. Our success will depend, in part, on our ability to protect our products and to manufacture and sell them without infringing the rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. In addition, the laws of many countries may not afford protection for our proprietary rights to the same extent as U.S. laws. We cannot assure you that:

•               Any pending patent applications or any future patent applications will result in the issuance of patents;

•               The scope of existing or any future patent protection will be effective to exclude competitors or to provide competitive advantages to us;

•               We will be able to commercially exploit issued patents before they expire;

•               Any of our patents will be held valid if subsequently challenged;

•               Others will not claim rights in, or ownership of, the patents and other proprietary rights we hold;

•               Our products and processes will not infringe, or be alleged to infringe, the proprietary rights of others; or

•               We will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

Furthermore, we cannot assure you that others have not developed or will not develop products that may duplicate our products or manufacturing processes, or that others will not design around our patents. Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose such technology. In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of products we independently develop in the future.

We may be subject to claims that we infringe the intellectual property rights of third parties, which could adversely affect the sale of our products and our financial condition.   The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce patents issued or licensed to us and/or to determine the scope and validity of others’ proprietary rights.

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Our competitors hold issued patents which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to determine the priority of inventions.

We are aware of patents issued to our competitors and are aware that these competitors have patent applications pending. These patents and applications could become the basis for infringement claims against us. In April 2005, we received a letter from Edwards Lifesciences LLC (“Edwards”) concerning our ATRILAZE System, which is the subject of some of our patents. Edwards’ letter called to our attention six of its patents and requested us to comment on how our products differ from the claimed methods and apparatus of the six specified Edwards patents. We reviewed the specified Edwards’ patents and discussed them with our patent counsel, and believe that our surgical ablation systems do not infringe any of these patents. In response to a further inquiry from Edwards in May 2006, we responded through patent counsel outlining our position on at least one of the Edwards’ patents. While Edwards did not claim in its letter that our products infringe its patents, it is likely that in the future, Edwards or others will continue to inquire regarding our products and patents and possibly make intellectual property claims relating to our tissue ablation devices. Subsequent to these inquiries by Edwards, Edwards announced that it was discontinuing development and support of its laser-based ablation system in the U.S.

Legal proceedings brought against us alleging that our products infringe existing patents, whether with or without merit, could be time-consuming for our management and employees, result in costly litigation, cause product shipment delays, require us to pay damages or settlement amounts, or require us to:

•               Cease manufacturing and selling the product in question, which could seriously harm our business;

•               Enter into royalty-bearing licensing agreements; or

•               Design commercially acceptable non-infringing alternative products.

We cannot assure you that we would be able to obtain licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative products. Our failure to do so could have a material adverse effect upon our business, financial condition, operating results and cash flows.

We depend upon single and limited source third-party suppliers, making us vulnerable to supply problems and price fluctuations, which could harm our business.   We expect to rely on single and limited source third-party vendors for the manufacture of many of the components used in our SOLAR System. In addition, in some cases there are relatively few alternative sources of supply for certain other components that are critical to our surgical ablation systems.

Our reliance on these outside manufacturers and suppliers also subjects us to risks that could harm our business, including:

•               We may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•               We may have difficulty locating and qualifying alternative suppliers;

•               Switching components may require product redesign;

•               Our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others may affect their ability to deliver components to us in a timely manner; and

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•               Our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products, and could therefore have a material adverse effect on our business, financial condition, operating results and cash flows.

Key executives could leave our company at any time, thereby adversely affecting our product development and profitability.   We depend heavily on the technical knowledge and industry expertise of our management team. The development and execution of our business plan depends upon these individuals. The departure of key people could materially and adversely affect our business, financial condition, operating results and cash flows.

We may be unable to recruit, motivate and retain qualified employees.   Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including those who concentrate in research and development, sales, marketing and manufacturing, to keep pace with our product development schedules. Qualified individuals needed to fill these positions could be in short supply in our market. Our inability to recruit, motivate and retain such individuals may delay the planned launch of new products, or result in high employee turnover; either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees.

Once medical devices are cleared for sale, regulatory authorities may still limit the use of such products, prevent the sale or manufacture of such products or require a recall or withdrawal of such products from the marketplace.   Following initial clearance from regulatory authorities, we continue to be subject to extensive regulatory requirements. Government authorities can withdraw marketing clearance due to our failure to comply with regulatory standards or due to the occurrence of unforeseen problems following initial clearance. Ongoing regulatory requirements are wide-ranging and govern, among other things:

•       Product manufacturing;

•       Supplier substitution;

•       Product changes;

•       Process modifications;

•       Medical device reporting;

•       Product sales and distribution; and

•       Annual inspections to retain CE mark for sale of products in the European Union.

As a small company with limited resources, it is possible that there may be failures in our quality system in regard to documenting and reporting on product quality and patient safety issues. If the FDA or comparable foreign authorities believes we are not in compliance with applicable laws or regulations, it can:

•       Seize our products;

•       Require a recall;

•       Withdraw previously granted market clearances;

•       Implement procedures to stop future violations; and/or

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•       Seek civil and criminal penalties against us.

In addition, suppliers of components of, and products used to manufacture, our products must also comply with the FDA and foreign regulatory requirements, which often require significant resources and subject us and our suppliers to potential regulatory inspections and stoppages. If our suppliers do not achieve and maintain required regulatory approval, our commercialization efforts could be delayed, which would impair our business, financial condition, operating results and cash flows.

Compliance with environmental laws and regulations may be expensive. Failure to comply with environmental laws and regulations could subject us to significant liability.   Our manufacturing operations and research and development activities involve the use of biological materials and hazardous substances and are subject to a variety of federal, state and local environmental laws and regulations relating to the storage, use, discharge, disposal, remediation of, and human exposure to, hazardous substances. Our research and development and manufacturing operations may produce biological waste materials, such as animal tissues, and certain chemical waste. These operations are permitted by regulatory authorities, and the resultant waste materials are disposed of in material compliance with environmental laws and regulations. Compliance with these laws and regulations may be expensive and non-compliance could result in substantial liabilities. In addition, we cannot completely eliminate the risk of accidental contamination or injury to third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed any applicable insurance coverage we may have. In addition, our manufacturing operations may result in the release, discharge, emission or disposal of hazardous substances that could cause us to incur substantial liabilities, including costs for investigation and remediation. Further, our corporate headquarters lease makes it our responsibility for any construction costs deemed necessary or required by the landlord in connection with the relocation or removal of the private septic system and/or drain field as well as costs associated with responding to any release of hazardous materials at the property.

If we are unable to successfully address the material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.   In prior periods, we did not maintain effective controls over the preparation, review, presentation and disclosure of our statement of operations. Specifically, we incorrectly reported certain expenses as part of continuing operations rather than as part of discontinued operations in accordance with U.S. generally accepted accounting principles. This control deficiency resulted in the restatement of our financial statements for the fiscal year ended April 30, 2005 and the three and six-month periods ended October 31, 2004. Accordingly, management determined that this control deficiency constitutes a material weakness in our internal control over financial reporting.

A material weakness is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. We have taken steps to remediate the material weakness that include a thorough review of the classification requirements of each component line item and the individual elements that comprise each line item of the statement of operations, in accordance with generally accepted accounting principles. Although we have taken these steps, we cannot assure you that this or other control deficiencies will not result in a misstatement in the future.

We have developed a plan to address this material weakness that includes adding additional professional accounting personnel. In April 2006, we hired a full-time controller with national public accounting firm experience. In June 2006, we hired a new Chief Financial Officer with prior public company experience, who previously led the implementation of a Sarbanes-Oxley compliance program for an accelerated filer. We will continue to assess the adequacy and appropriateness of our financial staff and adjust accordingly as changes in our business warrant. Although we are not certain when the material weakness will be remediated, we will need a period of time over which to demonstate that these controls

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are functioning appropriately to conclude that we have adequately remediated it. We may be unable to achieve appropriate segregation of duties required for effective internal control over financial reporting until we are able to increase the size of our finance department beyond its present level. We currently lack the resources necessary to expand such staffing.

We are currently implementing a new enterprise resource planning system. We cannot assure you that the implementation will not result in some short-term issues, which might delay the production of financial statements in a timely manner, or which may cause errors and misstatements.

We cannot be certain that additional material weaknesses in our internal control over financial reporting will not be discovered in the future. Any failure to remediate the unremediated material weakness described above or any future material weaknesses or to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.   As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports, including Annual Reports on Form 10-KSB, which we file. In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting as well as the operating effectiveness of the company’s internal controls over financial reporting. We expect to become subject to the requirement to provide management’s report on internal control over financial reporting for the fiscal year ending April 30, 2008. We expect to become subject to the requirement to file an auditor’s attestation report on internal control over financial reporting for the fiscal year ending April 30, 2009.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we will not comply with all of the requirements imposed thereby. Accordingly, we cannot assure you that we will not receive an adverse report on our assessment of our internal controls over financial reporting and/or the operating effectiveness of our internal controls over financial reporting from our independent registered public accounting firm.

In the event we fail to remediate the material weakness described above, we identify significant deficiencies or other material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner or we receive an adverse report from our independent registered public accounting firm with respect to our internal controls over financial reporting, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

In addition to the above, in the event that our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements. In that event, the market for our common stock could be adversely affected. In addition, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

We cannot predict the outcome of legal proceedings and an adverse determination could negatively impact our financial results.   In March 2006, J Giordano Securities LLC (d/b/a J Giordano Securities Group) (“JGSG”) filed suit against our company claiming that it is entitled to damages due to

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an alleged breach of the engagement agreement, as amended, between us and JGSG. In particular, JGSG originally claimed that the exercise of outstanding warrants for the purchase of common stock by certain JGSG-identified investors and our purchase of outstanding shares of 5% Series A Redeemable Convertible Preferred Stock from certain JGSG-identified investors in December 2005 and January 2006 entitled JGSG to damages no less than $1,431,769. In September 2006, we asserted a counterclaim against JGSG based upon JGSG’s failure to satisfactorily perform under the engagement agreement. In November 2006, JGSG added new claims for additional compensation based upon the issuance of additional common stock to preferred stock holders in the alleged “follow-on transactions,” our alleged failure to timely file a resale registration statement for JGSG, and for additional compensation based upon our October 2006 private placement. As a result of these new claims, JGSG amended its claim for damages to $3,346,565. Although we intend to vigorously defend ourselves against the lawsuit, an adverse resolution of this lawsuit could materially affect our ability to fund our operations.

The U.S. District Court in the District of Connecticut has referred the matter to the National Association of Securities Dealers for binding arbitration. Given the nature of arbitration proceedings, it is reasonably possible that we may be expected to pay certain amounts in connection with this claim. As of January 31, 2007, we have not recorded an accrual for this matter since the amount to be paid, if any, cannot reasonably be estimated.

Risks Related to Our Securities

Our stock price is volatile; purchasers of our common stock could sustain substantial losses.   The stock market in general and the market for small medical device companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the stock. The price of our common stock will be determined in the marketplace and may be influenced by many factors, including:

•               Physician and patient acceptance of our products;

•               Developments, disputes or litigation concerning patents or other proprietary rights and our ability to obtain patent protection for our technologies;

•               Regulatory restrictions in the U.S. and foreign countries;

•               The ability to manufacture our products to commercial standards;

•               Public concern over our products;

•               The loss of key personnel;

•               Additional future sales of our common stock;

•               Comparisons of our financial results with those of companies that are perceived to be similar to us;

•               The pricing of our products;

•               Changes in the structure of healthcare payment systems;

•               Investors’ perceptions of us; and

•               General economic, industry and market conditions.

A decline in the market price of our common stock could cause you to lose some or all of your investment and may adversely impact our ability to attract and retain employees and raise capital. In addition, shareholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

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Fluctuations in our operating results may result in decreases in the price of our securities.   We expect our operating results to fluctuate significantly because of several factors, including the timing of FDA clearance, government policies regarding payment for our products and the development of new technologies. Consequently, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our securities would likely decrease.

If there are substantial sales of our common stock by existing shareholders, the price of our common stock may decline.   If our existing common shareholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. As of December 1, 2006, existing shareholders had the ability to sell 9,428,562 shares in the public market pursuant to registration statements on Form SB-2 filed with the SEC. In addition, we anticipate that we will need to raise additional capital to fund operations. If we raise additional funds by issuing equity securities, our stock price may decline and our existing shareholders may experience significant dilution. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to market price. A negative reaction by investors and securities analysts to any sale of our equity securities could result in a decline in the trading price of our common stock.

You may have difficulty reselling our common stock.   We cannot assure you of an active public market for our common stock. Selling our securities also may be difficult because of the quantity of securities that may be bought and sold, the possibility that transactions may be delayed, and a low level of security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

If we fail to maintain certain resale registration statements, we could face substantial monetary charges.   In connection with our April 2005 private placement, our December 2005 and January 2006 preferred stock purchases, and our October 2006 private placement, we entered into registration rights agreements in which we agreed to prepare and file with the SEC by certain filing dates, registration statements to register certain shares of common stock, which registration statements must be maintained effective throughout a period of up to five years. If we fail to file any registration statement by a required filing date, or a registration statement is not declared effective by a specified effectiveness date, or after an effective date, the registration statement ceases to be effective and available to the holders of the securities that were registered for more than a specified number of days in any consecutive 12 month period, then in addition to other rights which such holders may have against us under applicable law, we are generally obligated to pay as liquidated damages to such holders for each calendar month or portion thereof an amount equal to 1.5 percent of the aggregate amount invested by the investors until we satisfy the requirements of the registration rights agreement. If we are required to pay such liquidated damages or other amounts to these holders, our business, financial condition, operating results and cash flows would be materially adversely affected.

The issuance of additional equity securities in a future financing could trigger the anti-dilution provisions of our outstanding warrants.   In general, if we were to issue additional equity securities at a per share price lower than the exercise price of our outstanding warrants, then the exercise price of such warrants would automatically adjust downward on either a weighted-average or full-ratchet basis. We may be required to issue securities in a manner that would trigger these anti-dilution provisions in order to finance the company. Such adjustments would dilute the holdings of existing common shareholders.

Our affiliated shareholders have significant control over our company, which could reduce your ability to receive a premium for your securities through a change in control.   As of March 1, 2007, officers and directors of our company beneficially owned approximately 20 percent of our outstanding common stock. As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions might include proxy

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contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our securities. As a result, this concentration of ownership could depress the price of our securities.

Our acquisition of preferred stock and related warrant exercises have resulted in a concentration of ownership.   In December 2005 and January 2006, investors who purchased preferred stock and warrants in our April 2005 private placement sold back their preferred stock to our company and exercised their related warrants. The common stock issued in connection with such transaction represented over 85 percent of our outstanding common stock at the completion of the transaction. A major portion of such securities were acquired by PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors, and, with approximately 17 percent beneficial ownership, one of the largest beneficial owners of our securities. Should a few of these investors agree to vote in concert, they would control our company. To our knowledge, these investors have not acted as a group in seeking, negotiating or making their investments in our company and consider themselves independent investors.

Minnesota law and our ability to issue preferred stock could deter a take-over or acquisition of our company.   Our articles of incorporation authorize the issuance of shares of preferred stock. Our board of directors, without any action by our shareholders, is authorized to designate and issue preferred stock in such classes or series, as it deems appropriate and establish the rights and privileges of such shares, including liquidation and voting rights. Our ability to designate and issue preferred stock having preferential rights over our common stock could adversely affect the voting power and other rights of holders of common stock. We are also subject to the Minnesota Business Corporation Act, which includes provisions that limit the voting rights of persons acquiring specified percentages of shares of an issuing public corporation in a “control share acquisition” and restrict “business combinations” between issuing public corporations and specified persons acquiring their securities. Our ability to issue preferred stock and the application of the provisions of Minnesota law discussed above could impede or deter another party from making a tender offer or other proposal to acquire our company.

We do not intend to pay cash dividends on our common stock in the foreseeable future.   We have not paid dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 9, 2007
Date of report (Date of earliest event reported)

MedicalCV, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(Address of principal executive offices, including zip code)

(651) 452-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01              OTHER EVENTS.

On March 9, 2007, James E. Jeter advised us that for personal reasons he intends to resign from our company.  We anticipate that Mr. Jeter’s employment will terminate on March 30, 2007.  Mr. Jeter, although not an officer for whom disclosure would be required under Item 5.02(b) of Form 8-K, served as our Vice President, Sales.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: March 15, 2007	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

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